                                                                     EXHIBIT 1.1

        THIS CIRCULAR IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

IF YOU ARE IN ANY DOUBT about any of the contents of this circular, you should obtain independent professional advice.

IF YOU HAVE SOLD OR TRANSFERRED all your shares in China Eastern Airlines Corporation Limited, you should at once hand this circular to the purchaser or the transferee or to the bank, licensed securities dealer or other agent through whom the sale or transfer was effected for transmission to the purchaser or the transferee.

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this circular, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this circular.

                [CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO]

               (A joint stock limited company incorporated in the People's Republic of China with limited liability)
                               (Stock code: 670)

                          VERY SUBSTANTIAL ACQUISITION
                          AIRCRAFT PURCHASE AGREEMENTS

The 2004 annual general meeting of the Company (the "AGM") will be held at Function Room 2, Grand Ballroom, Shanghai Marriott Hotel Hongqiao, 2270 Hongqiao Road, Shanghai, the People's Republic of China at 9:00 a.m. on Thursday, 30th June, 2005. Shareholders whose names appear on the register of members of the Company at the close of business on Monday, 30th May, 2005 will be entitled to attend the AGM upon completion of the necessary registration procedures. The H share register of members of the Company will be closed from Tuesday, 31st May, 2005 to Wednesday, 29th June, 2005, both days inclusive, during which period no transfer of the Company's H shares will be effected. Where applicable, shareholders of the Company's H shares intending to attend the AGM are therefore required to lodge their respective instrument(s) of transfer and the relevant share certificate(s) to the Company's H share registrar, Hong Kong Registrars Limited at Rooms 1712-1716, 17th Floor, Hopewell Centre, 183 Queen's Road East, Wanchai, Hong Kong, by 4:00 p.m. on Monday, 30th May, 2005. If you are eligible and intend to attend the AGM, please complete and return the attendance slip in respect of the AGM in accordance with the instructions printed thereon as soon as possible and in any event by Friday,

       THIS CIRCULAR IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

10th June, 2005. If you are not able to attend and/or vote at the AGM, you are strongly urged to complete and return the AGM proxy form in accordance with the instructions printed thereon as soon as possible and in any event not later than 24 hours before the time appointed for the holding of the AGM or any adjournment thereof. Completion and return of the proxy form will not preclude you from attending and voting in person at the AGM or any adjournment thereof should you so wish.

                                                                  20th May, 2005

                                    CONTENTS

                                                                                  Pages
DEFINITIONS ....................................................................    1

LETTER FROM THE BOARD OF DIRECTORS .............................................    4

        1.   Introduction ......................................................    4

        2.   Parties ...........................................................    5

        3.   A330 Aircraft Purchase Agreement ..................................    5

        4.   A319 Aircraft Purchase Agreement ..................................    6

        5.   A320 Series Aircraft Purchase Agreement ...........................    7

        6.   Impact of the Transaction on the Company ..........................    8

        7.   Implications under the Listing Rules ..............................    9

        8.   Recommendation.....................................................   10

        9.   AGM ...............................................................   10

        10.  Additional information ............................................   11

APPENDICES

Appendix I   Financial information of the Group ................................   I-1

Appendix II  Certain additional information required under the Listing Rules ...  II-1

Appendix III General information ...............................................  III-1

                                   DEFINITIONS

      In this circular, unless the context otherwise requires, the following expressions have the following meanings:

"A319 AIRCRAFT"        means the five Airbus A319 aircraft (with engines) being
                       acquired by the Company under the A319 Aircraft Purchase
                       Agreement;

"A319 AIRCRAFT         means an agreement of 16th March, 2005 between
PURCHASE AGREEMENT"    the Company and Airbus SAS in respect of the purchase by
                       the Company of five Airbus A319 aircraft (with engines) from Airbus SAS;

"A320 SERIES AIRCRAFT" means the fifteen Airbus A320 series aircraft (comprising eleven Airbus A321 aircraft and four Airbus A320 aircraft) (with engines) being acquired by the Company under the A320 Series Aircraft Purchase Agreement;

"A320 SERIES AIRCRAFT  means an agreement of 21st April, 2005 between the
 PURCHASE AGREEMENT"   Company  and Airbus SAS in respect of the
                       purchase by the Company of fifteen Airbus A320 series aircraft (comprising eleven Airbus A321 aircraft and four
                       Airbus A320 aircraft) (with engines) from Airbus SAS;

"A330 AIRCRAFT"        means the twenty Airbus A330 aircraft (with engines)
                       being acquired by the Company under the A330 Aircraft
                       Purchase Agreement;

"A330 AIRCRAFT         means an agreement of 9th October, 2004 between the
PURCHASE AGREEMENT"    Company and Airbus SAS in respect of the purchase by the
                       Company of twenty Airbus A330 aircraft (with engines) from Airbus SAS;

"AGM" means the 2004 annual general meeting of the Company proposed to be held at Function Room 2, Grand Ballroom, Shanghai Marriott Hotel Hongqiao, 2270 Hongqiao Road, Shanghai, the People's Republic of China at 9:00a.m. on Thursday, 30th June, 2005, or any adjournment thereof;

"AIRBUS SAS"           means Airbus SAS, a company created and existing
                       under the laws of France;

"AIRCRAFT"             means the A330 Aircraft, the A319 Aircraft and the A320
                       Series Aircraft;

"AIRCRAFT PURCHASE     means the A330 Aircraft Purchase Agreement, the A319
 AGREEMENTS"           Aircraft Purchase Agreement and the A320 Series Aircraft
                       Purchase Agreement;

"CEA HOLDING"          means[CHINESE CHARACTER](China Eastern Air Holding
                       Company), a wholly PRC state-owned enterprise and the controlling shareholder of the Company holding approximately 61.64% of its issued share capital;

                                   DEFINITIONS

"CEA NORTHWEST"        means [CHINESE CHARACTER](China Eastern Air Northwest
                       Company), a company wholly-owned by CEA Holding;

"CEA YUNNAN"           means [CHINESE CHARACTER](China Eastern Air Yunnan
                       Company), a company wholly-owned by CEA Holding;

"COMPANY"              means [CHINESE CHARACTER](China Eastern Airlines
                       Corporation Limited), a joint stock limited company incorporated in the People's Republic of China with limited liability, whose H shares, A shares and American depositary shares are listed on the Stock Exchange, the Shanghai Stock Exchange and the New York Stock Exchange,
                       Inc., respectively;

"DIRECTORS"            means the directors of the Company;

"GROUP"                means the Company and its subsidiaries;

"HK$"                  means Hong Kong dollar, the lawful currency of Hong Kong;

"HONG KONG"            means the Hong Kong Special Administrative Region
                       of the People's Republic of China;

"LATEST PRACTICABLE    means 9th May, 2005, being the latest practicable date
 DATE"                 for ascertaining certain information included in this
                       circular;

"LISTING RULES"        means the Rules Governing the Listing of Securities on
                       The Stock Exchange of Hong Kong Limited;

"RMB"                  means Renminbi yuan, the lawful currency of the People's
                       Republic of China;

"SFO" means the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong);

"STOCK EXCHANGE"       means The Stock Exchange of Hong Kong Limited;

"TRANSACTION"          means the entering into by the Company of the Aircraft
                       Purchase Agreements and the acquisitions by the Company of the Aircraft, and all transactions, thereunder; and

"US$" means United States dollar, the lawful currency of the United States of America.

                       LETTER FROM THE BOARD OF DIRECTORS

                [CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO]

               (A joint stock limited company incorporated in the People's Republic of China with limited liability)
                               (Stock code: 670)

DIRECTORS:                                        LEGAL ADDRESS:
Li Fenghua (Chairman, Executive Director)         66 Airport Street
Ye Yigan (Non-executive Director)                 Pudong International Airport
Cao Jianxiong (Non-executive Director)            Shanghai
Wan Mingwu (Vice President, Executive Director)   The People's Republic of China
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)                  HEAD OFFICE:
                                                  2550 Hongqiao Road
INDEPENDENT NON-EXECUTIVE DIRECTORS:              Shanghai
Hu Honggao                                        The People's Republic of China
Peter Lok
Wu Baiwang                                        PRINCIPAL PLACE OF BUSINESS
Zhou Ruijin                                         IN HONG KONG:
Xie Rong                                          5th Floor, McDonald's Building
                                                  48 Yee Wo Street
                                                  Hong Kong

                                                  HONG KONG SHARE REGISTRAR AND
                                                    TRANSFER OFFICE:
                                                  Hong Kong Registrars Limited
                                                  Rooms 1712-1716, 17th Floor
                                                  Hopewell Centre
                                                  183 Queen's Road East
                                                  Hong Kong

                                                  20th May, 2005

To the shareholders of the Company

Dear Sir or Madam,

                          VERY SUBSTANTIAL ACQUISITION
                          AIRCRAFT PURCHASE AGREEMENTS

1.    INTRODUCTION

      As disclosed in the announcements dated 13th October, 2004, 17th March, 2005 and 21st April, 2005 issued by the Company, the Company recently entered into the Aircraft Purchase

                       LETTER FROM THE BOARD OF DIRECTORS

Agreements with Airbus SAS. As mentioned in the Company's announcement dated 21st April, 2005, the Stock Exchange takes the view that pursuant to Rule 14.22 of the Listing Rules, the Aircraft Purchase Agreements would be aggregated and treated as if they were one transaction for the purpose of Chapter 14 of the Listing Rules, and the Transaction is considered by the Stock Exchange to constitute a "very substantial acquisition" by the Company.

      Accordingly, as announced by the Company on 28th April, 2005, the Company will at the AGM confirm and ratify the Aircraft Purchase Agreements and the Transaction as required by the Stock Exchange. The purpose of this circular is to provide shareholders of the Company with further information in relation to the Aircraft Purchase Agreements and the Transaction as required under the Listing Rules.

2.    PARTIES

      The Company is principally engaged in the business of civil aviation.

      Airbus SAS, to the Directors' knowledge, is principally engaged in the business of manufacturing and selling aircraft. To the best of the Directors' knowledge, information and belief having made all reasonable enquiry, Airbus SAS and its ultimate beneficial owner(s) are third parties independent of the Company and connected persons (as defined in the Listing Rules) of the Company, and are not connected persons of the Company.

3.    A330 AIRCRAFT PURCHASE AGREEMENT

      As disclosed in the announcement issued by the Company dated 13th October, 2004, the Company entered into the A330 Aircraft Purchase Agreement of 9th October, 2004 with Airbus SAS to purchase the A330 Aircraft, and the Company has been performing the A330 Aircraft Purchase Agreement in accordance with its terms and provisions.

A330 AIRCRAFT

      As disclosed in the Company's announcement of 13th October, 2004, the total asset value of the A330 Aircraft, as determined by reference to the then market price (as quoted, and based on the 2004 price catalog provided, by Airbus
SAS) of each of the A330 Aircraft, amounts in aggregate to approximately US$3,258 million to US$3,402 million (approximately HK$25,440 million to HK$26,565 million). The Company has not conducted any independent valuation on such aircraft.

CONSIDERATION AND PAYMENT TERMS

                       LETTER FROM THE BOARD OF DIRECTORS

      The aggregate consideration for the A330 Aircraft, which was determined as a matter of commercial decision after arm's length negotiations, is less than the total asset value of the A330 Aircraft as stated above.

      The consideration is payable by cash in United States dollars in instalments, and is, as currently contemplated, being funded principally by way of financing arrangements with banking or financial institutions.

DELIVERY

      The A330 Aircraft are being delivered to the Company in stages from 2006 to 2008.

REASONS FOR ENTERING INTO THE TRANSACTION AND BENEFITS EXPECTED TO ACCRUE TO THE COMPANY

      As stated in the Company's announcement of 13th October, 2004, the A330 Aircraft will be introduced to the Company's fleet to cater for the increasing market demand, to continually replace the Company's A300 aircraft, and in turn to satisfy the future development and expansion of the Company's fleet, thereby enhancing its operating capability in the aviation industry, both domestic and international alike.

4.    A319 AIRCRAFT PURCHASE AGREEMENT

      As disclosed in the announcement issued by the Company dated 17th March, 2005, the Company entered into the A319 Aircraft Purchase Agreement of 16th March, 2005 with Airbus SAS to purchase the A319 Aircraft, and the Company has been performing the A319 Aircraft Purchase Agreement in accordance with its terms and provisions.

A319 AIRCRAFT

      As disclosed in the Company's announcement of 17th March, 2005, the asset value of each of the A319 Aircraft (as determined based on the relevant 2000 price catalog of Airbus SAS) is approximately RMB380 million (approximately HK$350 million), and the total asset value of the A319 Aircraft amounts in aggregate to approximately RMB1,900 million (approximately HK$1,770 million). The Company has not conducted any independent valuation on such aircraft.

CONSIDERATION AND PAYMENT TERMS

                       LETTER FROM THE BOARD OF DIRECTORS

      The aggregate consideration for the A319 Aircraft, which was determined as a matter of commercial decision after arm's length negotiations, is less than the total asset value of the A319 Aircraft as stated above.

      The consideration is payable by cash in United States dollars in instalments, and is, as currently contemplated, being funded principally by way of financing arrangements with banking or financial institutions.

DELIVERY

      The A319 Aircraft are being delivered to the Company in stages from February 2006 to July 2007.

REASONS FOR ENTERING INTO THE TRANSACTION AND BENEFITS EXPECTED TO ACCRUE TO THE COMPANY

      As stated in the Company's announcement of 17th March, 2005, the A319 Aircraft will be introduced to the Company's fleet, principally to cater for the increasing market demand in the foreseeable future. A319 aircraft are installed with equipment for hault and high operations, and are well-tailored to serve routes over plateau areas and hault and high routes. The A319 Aircraft are therefore expected to be beneficial to the Company and its business pursuits, particularly in developing such routes. The Directors believe that the A319 Aircraft will also be able to provide more comfortable, convenient and high quality services to the Company's passengers, enhancing its operating capability and strengthening its safety administration in the aviation industry, both domestic and international alike.

5.    A320 SERIES AIRCRAFT PURCHASE AGREEMENT

      As disclosed in the announcement issued by the Company dated 21st April, 2005, the Company entered into the A320 Series Aircraft Purchase Agreement of 21st April, 2005 with Airbus SAS to purchase the A320 Series Aircraft, and the Company has been performing the A320 Series Aircraft Purchase Agreement in accordance with its terms and provisions.

A320 SERIES AIRCRAFT

      As disclosed in the Company's announcement of 21st April, 2005, the total asset value of the A320 Series Aircraft (as determined based on the relevant 2000 price catalog of Airbus SAS) amounts in aggregate to approximately RMB6,900 million (approximately HK$6,509 million). The Company has not conducted any independent valuation on the Aircraft.

                       LETTER FROM THE BOARD OF DIRECTORS

CONSIDERATION AND PAYMENT TERMS

      The aggregate consideration for the A320 Series Aircraft, which was determined as a matter of commercial decision after arm's length negotiations, is less than the total asset value of the A320 Series Aircraft as stated above.

      The consideration is payable by cash in United States dollars in instalments, and is, as currently contemplated, being funded principally by way of financing arrangements with banking or financial institutions.

DELIVERY

      The A320 Series Aircraft are being delivered to the Company in stages from September 2006 to October 2008.

REASONS FOR ENTERING INTO THE TRANSACTION AND BENEFITS EXPECTED TO ACCRUE TO THE COMPANY

      As stated in the Company's announcement of 21st April, 2005, the A320 Series Aircraft will be introduced to the Company's fleet, principally to cater for the expected rapid growth in domestic aviation market serving short to middle range passenger routes. The Company also believes that its acquisition of the A320 Series Aircraft will further improve its aviation network and enhance the Company's competitiveness in this market segment. By utilising these advanced aircraft, the Company will be able to provide safer, more efficient and better quality services to domestic and international passengers.

6.    IMPACT OF THE TRANSACTION ON THE COMPANY

EXPANSION OF AIRCRAFT FLEET

      In accordance with the Aircraft Purchase Agreements, the Aircraft are being delivered to the Company as follows, thereby expanding its future aircraft fleet:

YEAR  TYPE OF AIRCRAFT  NUMBER OF AIRCRAFT BEING DELIVERED
2006        A330                        10
            A319                         3
         A320 series                     2

2007        A330                         6
            A319                         2
         A320 series                     6

                       LETTER FROM THE BOARD OF DIRECTORS

2008                   A330               4
                   A320 series            7
                                         --
          Total number of the Aircraft:  40

      The total asset value of the Aircraft (as determined based on the relevant price catalog) amounts in aggregate to approximately HK$33.72 billion. The aggregate consideration for the Aircraft is less than such total asset value of the Aircraft.

FINANCIAL IMPACT OF THE TRANSACTION

      As mentioned above, the consideration for the Aircraft is, as currently contemplated, being funded principally by way of financing arrangements with financial or banking institutions. The Transaction may therefore result in an increase in the Company's debt-to-equity ratio, but is not expected to impact significantly on the Company's cash-flow position or its business operations save as otherwise disclosed. It is anticipated that the Transaction would result in an increase in the Company's fixed assets, with liabilities being settled by commercial loans required on the delivery of each aircraft. Save as described above, the Transaction is not expected to result in any material impact on the earnings and assets and liabilities of the Company.

7.    IMPLICATIONS UNDER THE LISTING RULES

      As mentioned in the Company's announcement dated 13th October, 2004, the Stock Exchange takes the view that the A330 Aircraft Purchase Agreement constitutes a "very substantial acquisition" of the Company under the normal "size tests" prescribed in the Listing Rules as applied by the Stock Exchange. The Company has provided further information to the Stock Exchange regarding the applicability of certain Listing Rule provisions, and the Stock Exchange has reiterated its view to the Company in November 2004. CEA Holding, a 61.64% shareholder of the Company, has approved of the A330 Aircraft Purchase Agreement at the time when it was signed, which was not made conditional upon shareholders' approval in general meeting and the Company has not sent a circular within 21 days after publication of the announcement in strict compliance with the relevant Listing Rule requirements. The Company proposes to confirm and ratify the agreement at the AGM. The Company understands that the Stock Exchange has reserved its rights to take further action in respect of the above matters.

      As further mentioned in the Company's announcement dated 21st April, 2005, the Stock Exchange takes the view that pursuant to Rule 14.22 of the Listing Rules, the Aircraft Purchase Agreements would be aggregated and treated as if they were one transaction for the purpose of Chapter 14 of the Listing Rules as applied by the Stock Exchange, and the Transaction is considered by the Stock Exchange to constitute a "very substantial acquisition" by the Company.

                       LETTER FROM THE BOARD OF DIRECTORS

Accordingly, as announced by the Company on 28th April, 2005, the Company will at the AGM confirm and ratify the Aircraft Purchase Agreements and the Transaction as required by the Stock Exchange. No shareholder of the Company is required to abstain from voting in this respect.

8.    RECOMMENDATION

      The terms of the Aircraft Purchase Agreements, including the consideration, were determined as a matter of commercial decision after arm's length negotiations, and the Directors therefore believe that such terms and the Transaction are fair and reasonable and are in the interests of the Group and the Company's shareholders as a whole. Accordingly, the Directors recommend the shareholders of the Company to vote in favour of the ordinary resolution to be proposed at the AGM to confirm and ratify Aircraft Purchase Agreements and the Transaction.

9.    AGM

AGM

      The AGM is resolved to be held at Function Room 2, Grand Ballroom, Shanghai Marriott Hotel Hongqiao, 2270 Hongqiao Road, Shanghai, the People's Republic of China at 9:00 a.m. on Thursday, 30th June, 2005 to approve, among other things including the Company's financial statements for the financial year ended 31st December, 2004, an ordinary resolution to confirm and ratify the Aircraft Purchase Agreements and the Transaction.

CLOSURE OF BOOKS

      Shareholders of the Company whose names appear on the register of members of the Company at the close of business on Monday, 30th May, 2005 will be entitled to attend the AGM upon completion of the necessary registration procedures. The H share register of members of the Company will be closed from Tuesday, 31st May, 2005 to Wednesday, 29th June, 2005, both days inclusive, during which period no transfer of the Company's H shares will be effected. Where applicable, shareholders of the Company's H shares intending to attend the AGM are therefore required to lodge their respective instrument(s) of transfer and the relevant share certificate(s) to the Company's H share registrar, Hong Kong Registrars Limited at Rooms 1712-1716, 17th Floor, Hopewell Centre, 183 Queen's Road East, Wanchai, Hong Kong, by 4:00 p.m. on Monday, 30th May, 2005.

ATTENDANCE SLIP AND PROXY FORM

                       LETTER FROM THE BOARD OF DIRECTORS

      If you are eligible and intend to attend the AGM, please complete and return the attendance slip in respect of the AGM in accordance with the instructions printed thereon as soon as possible and in any event by Friday, 10th June, 2005.

      If you are not able to attend and/or vote at the AGM, you are strongly urged to complete and return the AGM proxy form in accordance with the instructions printed thereon as soon as possible and in any event not later than 24 hours before the time appointed for the holding of the AGM or any adjournment thereof. Completion and return of the proxy form will not preclude you from attending and voting in person at the AGM or any adjournment thereof should you so wish.

PROCEDURE TO DEMAND A POLL

      Pursuant to articles 73 to 75 of the Company's articles of association, a poll may (before or after any vote by show of hands) be demanded:

(i)   by the chairman of the meeting;

(ii) by at least two shareholders entitled to vote present in person or by proxy; and

(iii) by one or more shareholders present in person or by proxy and representing 10% or more of all shares carrying the right to vote at the meeting.

      The demand for a poll may be withdrawn by the person who makes such demand.

      A poll demanded on the election of the chairman of the meeting, or on a question of adjournment of the meeting, shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs, and any business other than that upon which a poll has been demanded may be proceeded with, pending the taking of the poll. The result of the poll shall be deemed to be a resolution of the meeting at which the poll was demanded.

      On a poll taken at the meeting, a shareholder (including proxy) entitled to two or more votes need not cast all his or her votes in the same way.

10.   ADDITIONAL INFORMATION

      Your attention is also drawn to the additional information set out in the appendices to this circular.

                                                               Yours faithfully,

                       LETTER FROM THE BOARD OF DIRECTORS

                              For and on behalf of the board of Directors of
                                CHINA EASTERN AIRLINES CORPORATION LIMITED
                                                LI FENGHUA
                                                 Chairman

APPENDIX I                                   FINANCIAL INFORMATION OF THE GROUP

      The following is a summary of the audited financial information of the Group for the three financial years ended 31 December 2004 and the audited financial statements of the Group for the financial year ended 31 December 2004. The financial information is extracted from the Company's annual reports. Certain comparative figures have been reclassified to conform with the presentation in the Company's 2004 financial statements.

THREE YEARS FINANCIAL SUMMARY

CONSOLIDATED INCOME STATEMENTS

                                                  2002          2003          2004
                                                RMB'000        RMB'000       RMB'000
       Traffic revenues
         Passenger                              10,037,830    10,261,027    15,357,614
         Cargo and mail                          2,444,667     3,186,984     4,428,360
       Other operating revenues                    596,492       829,147     1,252,802
                                                ----------   -----------    ----------
       Turnover                                 13,078,989    14,277,158    21,038,776
       Other operating income, net                 281,183        60,890       154,422
       Operating expenses
         Wages, salaries and benefits           (1,035,853)   (1,449,054)   (1,865,879)
         Take-off and landing charges           (1,987,835)   (2,254,456)   (3,019,742)
         Aircraft fuel                          (2,563,701)   (3,044,956)   (5,429,658)
         Food and beverages                       (605,894)     (541,669)     (758,046)
         Aircraft depreciation and operating    (2,455,403)   (2,851,047)   (3,672,133)
leases
         Other depreciation, amortisation and
           operating leases                       (400,291)     (495,079)     (495,916)
         Aircraft maintenance                   (1,077,764)   (1,329,304)   (1,396,283)
         Commissions                              (379,674)     (465,147)     (772,219)
         Office and administration              (1,044,113)   (1,057,500)   (1,337,850)
         Revaluation deficit of fixed assets      (171,753)            -             -
         Others                                   (574,424)     (628,373)     (966,295)
                                                ----------   -----------   -----------
       Total operating expenses                (12,296,705)  (14,116,585)  (19,714,021)
                                                ----------   -----------   -----------

       Operating profit                          1,063,467       221,463     1,479,177
       Non-operating income                              -             -       133,029
       Finance costs, net                         (768,907)     (782,783)     (762,687)
       Share of results before tax of              (31,666)      (28,511)       (4,112)
associates
                                                ----------   -----------   -----------
       Profit/(loss) before taxation               262,894      (589,831)      845,407
       Income tax expenses                         (54,438)     (247,554)     (181,224)
                                                ----------   -----------   -----------
       Profit/(loss) after taxation                208,456      (837,385)      664,183
       Minority interests                         (122,087)     (112,431)     (150,108)
                                                ----------   -----------   -----------

APPENDIX I                                   FINANCIAL INFORMATION OF THE GROUP

       Profit/(loss) attributable to                86,369      (949,816)      514,075
shareholders
                                                ==========    ==========   ===========
       Earnings/(loss) per share
- basic and diluted                                RMB0.02      (RMB0.20)      RMB0.11
                                                ==========    ==========   ===========

THREE YEARS FINANCIAL SUMMARY (CONTINUED)

CONSOLIDATED BALANCE SHEETS

                                                   2002          2003         2004
                                                 RMB'000       RMB'000       RMB'000

NON-CURRENT ASSETS
  Fixed assets                                  20,465,950    26,838,903    30,220,319
  Construction in progress                         413,812       219,788       188,654
  Lease prepayments                                867,368       847,319       828,808
  Investments in associates                        331,570       626,084       656,190
  Goodwill and negative goodwill                    40,707        38,505        36,303
  Advances on aircraft and flight equipment      3,227,720     2,239,893     2,678,603
  Other long-term receivables and investments    2,223,768     1,962,362     2,202,606
  Deferred tax assets                              569,997       399,771       395,465
  Derivative assets                                  9,891         2,814        11,571
                                                ----------    ----------    ----------
                                                28,150,783    33,175,439    37,218,519
CURRENT ASSETS
  Flight equipment spare parts less
    allowance for obsolescence                     556,376       552,172       523,186
  Trade receivables less allowance for
    doubtful accounts                              965,226     1,325,677     1,462,672
  Prepayments, deposits and other receivables      854,673     1,371,043     1,108,964
  Short-term investments                           290,000             -             -
  Cash and cash equivalents                      1,944,525     1,582,780     2,114,447
                                                ----------    ----------    ----------
                                                 4,610,800     4,831,672     5,209,269
CURRENT LIABILITIES
  Trade payables                                    64,523       109,242        64,718
  Notes payables                                   411,250       756,490       838,337
  Sales in advance of carriage                     700,714       926,453       719,957
  Other payables and accrued expenses            2,791,033     4,299,989     5,353,649
  Current portion of obligations under
    finance leases                               2,247,059     1,692,084     1,189,648
  Current portion of long-term bank loans        1,261,902     2,250,734     3,193,432
  Tax payable                                       44,560       106,113       162,606
  Short-term bank loans                          4,526,509     4,631,918     6,188,919
                                                ----------    ----------    ----------
                                                12,047,550    14,773,023    17,711,266
                                                ----------    ----------    ----------

APPENDIX I                                   FINANCIAL INFORMATION OF THE GROUP

NET CURRENT LIABILITIES                         (7,436,750)   (9,941,351)  (12,501,997)
                                                ----------    ----------   -----------

TOTAL ASSETS LESS CURRENT LIABILITIES           20,714,033    23,234,088    24,716,522
                                                ==========    ==========   ===========
SHARE CAPITAL                                    4,866,950     4,866,950     4,866,950
RESERVES                                         2,512,153     1,515,201     2,015,294
                                                ----------    ----------   -----------
TOTAL CAPITAL AND RESERVES                       7,379,103     6,382,151     6,882,244
MINORITY INTERESTS                                 404,517       522,713       831,208
NON-CURRENT LIABILITIES
  Obligations under finance leases               5,936,907     5,408,802     7,472,638
  Long-term bank loans                           5,232,729     8,972,189     7,542,828
  Deferred tax liabilities                         802,822       740,112       752,917
  Accrued aircraft overhaul expenses               243,684       191,384       175,960
  Long-term portion of other payable               142,250       121,860       100,204
  Post-retirement benefit obligations              528,924       545,771       562,632
  Long-term portion of staff housing                     -       254,669       276,248
allowances
  Derivative liabilities                            43,097        94,437       119,643
                                                ----------    ----------   -----------
                                                12,930,413    16,329,224    17,003,070
                                                ----------    ----------   -----------
                                                20,714,033    23,234,088    24,716,522
                                                ==========    ==========   ===========

AUDITED FINANCIAL STATEMENTS OF THE GROUP FOR THE YEAR ENDED 31 DECEMBER 2004

CONSOLIDATED INCOME STATEMENT

      (Prepared in accordance with International Financial Reporting Standards)

      Year ended 31 December 2004

                                                           2004         2003
                                               NOTE       RMB'000      RMB'000
Traffic revenues
  Passenger                                              15,357,614   10,261,027
  Cargo and mail                                          4,428,360    3,186,984
Other operating revenues                                  1,252,802      829,147
                                                         ----------   ----------
Turnover                                        3        21,038,776   14,277,158
Other operating income, net                     4           154,422       60,890
Operating expenses
  Wages, salaries and benefits                  5        (1,865,879)  (1,449,054)
  Take-off and landing charges                           (3,019,742)  (2,254,456)
  Aircraft fuel                                          (5,429,658)  (3,044,956)
  Food and beverages                                       (758,046)    (541,669)
  Aircraft depreciation and operating leases             (3,672,133)  (2,851,047)
  Other depreciation, amortisation and
    operating leases                                       (495,916)    (495,079)
  Aircraft maintenance                                   (1,396,283)  (1,329,304)
  Commissions                                              (772,219)    (465,147)

APPENDIX I                                   FINANCIAL INFORMATION OF THE GROUP

  Office and administration                                (1,337,850)   (1,057,500)
  Others                                                     (966,295)     (628,373)
                                                          -----------   -----------
Total operating expenses                                  (19,714,021)  (14,116,585)
                                                          -----------   -----------
Operating profit                                            1,479,177       221,463
Non-operating income                                          133,029             -
                                             38(c)(ii)
Finance costs, net                                  6        (762,687)     (782,783)
Share of results before tax of associates          16          (4,112)      (28,511)
                                                          -----------   -----------
Profit/(loss) before taxation                       7         845,407      (589,831)
Income tax expenses                                 9(a)     (181,224)     (247,554)
                                                          -----------   -----------
Profit/(loss) after taxation                                  664,183      (837,385)
Minority interests                                 32        (150,108)     (112,431)
                                                          -----------   -----------
Profit/(loss) attributable to shareholders                    514,075      (949,816)
                                                          ===========   ===========
Earnings/(loss) per share
  - basic and diluted                              10         RMB0.11      (RMB0.20)
                                                          ===========   ===========

CONSOLIDATED BALANCE SHEET

    (Prepared in accordance with International Financial Reporting Standards)

    As at 31 December 2004

                                                            2004        2003
                                                  NOTE    RMB'000     RMB'000
NON-CURRENT ASSETS
  Fixed assets                                     12    30,220,319  26,838,903
  Construction in progress                         13       188,654     219,788
  Lease prepayments                                14       828,808     847,319
  Investments in associates                        16       656,190     626,084
  Goodwill and negative goodwill                   17        36,303      38,505
  Advances on aircraft and flight equipment        18     2,678,603   2,239,893
  Other long-term receivables and investments      19     2,202,606   1,962,362
  Deferred tax assets                              30       395,465     399,771
  Derivative assets                                40        11,571       2,814
                                                         ----------  ----------
                                                         37,218,519  33,175,439

CURRENT ASSETS
  Flight equipment spare parts less allowance
    for obsolescence (2004: RMB471,750,000;
    2003: RMB400,534,000)                                   523,186     552,172
  Trade receivables less allowance for doubtful
    accounts (2004: RMB94,147,000;
    2003: RMB83,663,000)                           20     1,462,672   1,325,677
Prepayments, deposits and other receivables        21     1,108,964   1,371,043

APPENDIX I                                   FINANCIAL INFORMATION OF THE GROUP

Cash and cash equivalents                                 2,114,447   1,582,780
                                                         ----------  ----------
                                                          5,209,269   4,831,672
CURRENT LIABILITIES
  Trade payables                                   22        64,718     109,242
  Notes payables                                   22       838,337     756,490
  Sales in advance of carriage                              719,957     926,453
  Other payables and accrued expenses              23     5,353,649   4,299,989
  Current portion of obligations under finance     25     1,189,648   1,692,084
leases
  Current portion of long-term bank loans          26     3,193,432   2,250,734
  Tax payable                                               162,606     106,113
  Short-term bank loans                            27     6,188,919   4,631,918
                                                         ----------  ----------
                                                         17,711,266  14,773,023
                                                         ----------  ----------

NET CURRENT LIABILITIES                                 (12,501,997) (9,941,351)
                                                         ----------  ----------

TOTAL ASSETS LESS CURRENT LIABILITIES                    24,716,522  23,234,088
                                                         ==========  ==========

                                                            2004        2003
                                                  NOTE    RMB'000     RMB'000
SHARE CAPITAL                                     28      4,866,950   4,866,950
RESERVES                                          29      2,015,294   1,515,201
                                                         ----------  ----------
TOTAL CAPITAL AND RESERVES                                6,882,244   6,382,151
MINORITY INTERESTS                                32        831,208     522,713

NON-CURRENT LIABILITIES
  Obligations under finance leases                25      7,472,638   5,408,802
  Long-term bank loans                            26      7,542,828   8,972,189
  Deferred tax liabilities                        30        752,917     740,112
  Accrued aircraft overhaul expenses              24        175,960     191,384
  Long-term portion of other payable              31        100,204     121,860
  Post-retirement benefit obligations             33(b)     562,632     545,771
  Long-term portion of staff housing allowances   34(b)     276,248     254,669
  Derivative liabilities                          40        119,643      94,437
                                                         ----------  ----------
                                                         17,003,070  16,329,224
                                                         ----------  ----------
                                                         24,716,522  23,234,088
                                                         ==========  ==========

      These financial statements have been approved for issue by the Board of Directors on 12 April 2005.

      LI FENGHUA                                          WAN MINGWU
       Director                                            Director

CONSOLIDATED CASH FLOW STATEMENT

APPENDIX I                                   FINANCIAL INFORMATION OF THE GROUP

   (Prepared in accordance with International Financial Reporting Standards)

    Year ended 31 December 2004

                                                                   2004          2003
                                                                  RMB'000      RMB'000
CASH FLOWS FROM OPERATING ACTIVITIES:
  Profit/(loss) after taxation before minority interests            664,183     (837,385)
ADJUSTMENTS TO RECONCILE PROFIT/(LOSS) ATTRIBUTABLE TO
  SHAREHOLDERS TO NET CASH FROM OPERATING ACTIVITIES:

  Depreciation of fixed assets                                    2,282,195    1,974,462
  Losses on disposal of aircraft and flight equipment                40,564       28,767
  (Gains)/losses on disposals of other fixed assets                 (13,001)       4,811
  Fair value gains on short-term investments                         (5,235)     (21,920)
  Amortisation of lease prepayments                                  18,414       20,049
  Provision for post-retirement benefits                             24,611       20,844
  Amortisation of goodwill and negative goodwill                      2,202        2,202
  Interest income (including amortisation of bond discount)        (129,020)    (147,846)
  Interest expenses                                                 870,988      860,304
  Provision for income tax                                          160,502      124,530
  Share of results after tax of associates                            5,256       32,738
  Foreign exchange (gains)/losses                                   (40,168)      77,850
MOVEMENTS IN:
  Flight equipment spare parts                                       28,986        4,204
  Trade receivables                                                (136,995)    (360,451)
  Prepayments and other receivables                                (361,345)     197,006
  Trade payables                                                    (44,524)      44,719
  Sales in advance of carriage                                     (206,496)     225,739
  Other payables and accrued expenses                             1,069,237    1,759,628
  Interest accrued on a long-term payable                             8,344        9,610
  Deferred taxation                                                  19,578      118,797
  Long-term portion of accrued aircraft overhaul expenses           (15,424)     (52,300)
                                                                  ---------   ----------
                                                                  3,578,669    4,923,743
                                                                  ---------   ----------

CASH GENERATED FROM OPERATIONS                                    4,242,852    4,086,358
  Interest paid                                                    (872,738)    (860,304)
  Income tax paid                                                  (104,009)     (62,977)
                                                                  ---------   ----------
NET CASH INFLOW FROM OPERATING ACTIVITIES                         3,266,105    3,163,077
                                                                  =========   ==========

                                                                     2004        2003
                                                                   RMB'000     RMB'000
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions of aircraft and flight equipment                     (1,206,508)  (5,560,406)
  Instalment payment for acquisition of an airlines business        (30,000)     (30,000)

APPENDIX I                                   FINANCIAL INFORMATION OF THE GROUP

  Proceeds on disposals of aircraft, flight equipment,
    other fixed assets and equipment                                667,824        91,940
  Purchase of buildings, other fixed assets and equipment          (319,337)     (216,211)
  Additions of construction in progress                            (178,065)     (249,737)
  Investments in associates                                         (12,673)     (327,252)
  Advances on aircraft and flight equipment                      (2,076,990)   (1,295,656)
  Repayments of advances on aircraft and flight equipment            80,000             -
  Proceeds from maturity of US Treasury zero coupon bonds           585,736             -
  Increase in long-term bank deposits                               (51,108)      (64,255)
  Purchase of short-term investments                               (270,350)            -
  Proceeds from disposals of short-term investments                 275,585       311,920
  Interest received                                                  71,900       104,243
  Net decrease/(increase) in short-term deposits with original
    maturities over three months                                     31,424       (69,246)
                                                                 ----------   -----------
NET CASH OUTFLOW FROM INVESTING ACTIVITIES                       (2,432,562)   (7,304,660)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from short-term bank loans                             8,988,970    10,920,917
  Repayments of short-term bank loans                            (7,431,931)  (10,815,508)
  Proceeds from long-term bank loans                              2,155,310     5,606,107
  Repayments of long-term bank loans                             (2,647,930)     (898,022)
  Principal repayments of finance lease obligations              (1,617,001)   (1,400,749)
  Proceeds from notes payables                                    1,347,786     1,254,030
  Repayments of notes payables                                   (1,265,939)     (908,790)
  Capital injection from minority shareholders                      218,387         5,765
  Dividends paid to minority shareholders                           (60,000)            -
                                                                 ----------   -----------
NET CASH (OUTFLOW)/INFLOW FROM FINANCING ACTIVITIES                (312,348)    3,763,750
                                                                 ----------   -----------

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS                521,195      (377,833)
CASH AND CASH EQUIVALENTS AT 1 JANUARY                            1,582,780     1,944,525
EXCHANGE ADJUSTMENT                                                  10,472        16,088
                                                                 ----------   -----------
CASH AND CASH EQUIVALENTS AT 31 DECEMBER                          2,114,447     1,582,780
                                                                 ==========   ===========

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

(Prepared in accordance with International Financial Reporting Standards)

Year ended 31 December 2004

                                           SHARE         OTHER      RETAINED
                                          CAPITAL      RESERVES      PROFITS
                                         (NOTE 28)     (NOTE 29)    (NOTE 29)     TOTAL
                                          RMB'000       RMB'000      RMB'000     RMB'000
       BALANCE AT 1 JANUARY 2003          4,866,950    1,004,655    1,507,498    7,379,103
       Net gains/(losses) not
recognised in the income statement
                                          ---------    ---------    ---------    ---------
       Unrealised losses on cashflow              -      (62,810)           -      (62,810)
hedges

APPENDIX I                                   FINANCIAL INFORMATION OF THE GROUP

       Realised losses on cashflow                -       13,156            -       13,156
hedges
       Release of reserves upon
disposals of aircraft                             -      (14,269)      16,787        2,518
                                          ---------    ---------    ---------    ---------
                                                  -      (63,923)      16,787      (47,136)
       Loss attributable to                       -            -     (949,816)    (949,816)
shareholders
       Transfer from retained profits
to other reserves                                 -       72,510      (72,510)           -
                                          ---------    ---------    ---------    ---------
       BALANCE AT 31 DECEMBER 2003 AND
         1 JANUARY 2004
       Net losses not recognised in the
         income statement                 4,866,950    1,013,242      501,959    6,382,151
       Unrealised losses on cashflow              -       (5,143)           -       (5,143)
hedges
       Realised gains on cashflow                 -       (8,839)           -       (8,839)
hedges
                                          ---------    ---------    ---------    ---------
                                                  -      (13,982)           -      (13,982)
       Profit attributable to                     -            -      514,075      514,075
shareholders
       Transfer from retained profits
to other reserves                                 -       67,136      (67,136)           -
                                          ---------    ---------    ---------    ---------

       BALANCE AT 31 DECEMBER 2004        4,866,950    1,066,396      948,898    6,882,244
                                          =========    =========    =========    =========

NOTES TO THE FINANCIAL STATEMENTS

(Prepared in accordance with International Financial Reporting Standards)

Year ended 31 December 2004

1.    CORPORATE INFORMATION

      China Eastern Airlines Corporation Limited (the "Company") was incorporated in the People's Republic of China ("PRC") as a joint stock company limited by shares on 14 April 1995. The Company is majority owned by China Eastern Air Holding Company ("CEA Holding"), a state-owned enterprise. The Company and its subsidiaries (the "Group") are principally engaged in the operation of civil aviation, air cargo, postal delivery and other extended transportation services.

2.    PRINCIPAL ACCOUNTING POLICIES

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

(a)   Basis of preparation

      The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") and the disclosure requirements of the Hong Kong Companies Ordinance. This basis of accounting differs in certain material respects from that used in the preparation of the Group's statutory accounts in the PRC. The statutory accounts of the Group have been prepared in accordance with the accounting principles and the relevant regulations applicable to PRC joint stock limited companies ("PRC Accounting Regulations"). In preparing these financial statements, appropriate restatements have been made to the Group's statutory accounts to conform with IFRS.

      The consolidated financial statements have been prepared under historical cost convention as modified by the revaluation of fixed assets, short-term investments and derivative financial instruments.

      The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management's best knowledge of current event and actions, actual results ultimately may differ from those estimates.

(b)   Group accounting

      The consolidated financial statements include the financial statements of the Company and its subsidiaries made up to 31 December.

      (i)   Subsidiaries

            Subsidiaries, which are those entities in which the Group has an interest of more than one half of the voting rights or otherwise has power to govern the financial and operating policies, are consolidated.

            Subsidiaries are consolidated from the date on which control is transferred to the Group and are no longer consolidated from the date that control ceases. The purchase method of accounting is used to account for the acquisition of subsidiaries. The cost of an acquisition is measured as the fair value of the assets given up, shares issued or liabilities undertaken at the date of acquisition plus costs directly attributable to the acquisition. The excess of the cost of acquisition over the fair value of the net assets of the subsidiary acquired is recorded as

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

      goodwill. See note 2(m) for the accounting policy on goodwill. Intercompany transactions, balances and unrealised gains on transactions between group companies are eliminated. Where necessary, accounting policies of subsidiaries have been changed to ensure consistency with the policies adopted by the Group.

            Minority interests represent the interests of outside members in the operating results and net assets of subsidiaries.

            In the Company's balance sheet, the investments in subsidiaries are stated at cost less provision for impairment losses.

      (ii)  Associates

            Investments in associates are accounted for by the equity method of accounting. Under this method the Company's share of the post-acquisition profits or losses of associates is recognised in the income statement and its share of post-acquisition movements in reserves is recognised in reserves. The cumulative post-acquisition movements are adjusted against the cost of the investment. Associates are entities over which the Group generally has between 20% and 50% of the voting rights, or over which the Group has significant influence, but which it does not control.

            Unrealised gains on transactions between the Group and its associates are eliminated to the extent of the Group's interest in the associates; unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. The Group's investment in associates includes goodwill (net of accumulated amortisation) on acquisition. When the Group's share of losses in an associate equals or exceeds its interest in the associate, the Group does not recognise further losses, unless the Group has incurred obligations or made payments on behalf of the associates.

            In the Company's balance sheet, the investments in associates are stated at cost less provision for impairment losses. The results of associates are accounted for by the Company on the basis of dividends received and receivable.

(c)   Foreign currency translation

      The Group maintains its books and records in Renminbi ("RMB") which is the measurement currency of the Group. Transactions in foreign currencies are translated at the applicable rates of exchange prevailing at the dates of the transactions, quoted by the People's Bank of China. Monetary assets and liabilities denominated in foreign currencies are translated into RMB at the

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

rates prevailing at the balance sheet date as quoted by the People's Bank of China. Exchange differences are included in the income statement, except when deferred in equity as qualifying cashflow hedges.

(d)   Revenue recognition and sales in advance of carriage

      Passenger, cargo and mail revenues are recognised as traffic revenues when the transportation services are provided. The value of sold but unused tickets is included in the current liabilities as sales in advance of carriage.

      Revenues from other operating businesses, including income derived from the provision of ground services and commission income are recognised when services are rendered. Commission income includes amounts earned from other carriers in respect of sales made by the Group's agents. The related commission payable to agents are included as commission expenses in the income statement in the period that revenue is recognised. Rental income from leasing office premises and cargo warehouses is recognised on a straight-line basis over the lease term.

      Revenues are presented net of business tax.

      Interest income is recognised on a time-proportionate basis.

      Rental income from subleases is recognised on a straight-line basis over the terms of the respective leases.

(e)   Segmental reporting

      In accordance with the Group's internal financial reporting, the Group has determined that business segments be presented as the primary reporting format and geographical as the secondary reporting format.

      In respect of the geographical segment, the analysis of turnover and operating profit by geographical segment is based on the following criteria:-

      (i) Traffic revenue from domestic services within the PRC (excluding Hong Kong Special Administrative Region ("Hong Kong")) is attributed to the domestic operation. Traffic revenue from inbound and outbound services between the PRC and Hong Kong or overseas markets is attributed to the geographical area in which the relevant overseas origin or destination lies.

      (ii) Other operating revenues from ticket handling services, airport ground services and other miscellaneous services are attributed on the basis of where the services are performed.

(f)   Retirement benefits

      The Group participates in defined contribution retirement schemes regarding pension and medical benefit for employees organised by the municipal governments of respective provinces. The contributions to the schemes are charged to the income statement as and when incurred.

      In addition, the Group provides retirees with post-retirement benefits including retirement subsidies, transportation subsidies, social function activity subsidies as well as other welfare. The liability recognised in the balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the balance sheet date less the fair value of plan assets, together with adjustments for unrecognised actuarial gains or losses and past service costs. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension liability.

      Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions in excess of the greater of 10% of the value of plan assets or 10% of the defined benefit obligation are charged or credited to income over the employees' expected average remaining working lives.

      Past-service costs are recognised immediately in income, unless the changes to the pension plan are conditional on the employees remaining in service for a specified period of time (the vesting period). In this case, the past-service costs are amortised on a straight-line basis over the vesting period.

(g)   Maintenance and overhaul costs

      In respect of aircraft and engines under operating leases, the Group has the responsibility to fulfill certain return conditions under relevant leases. In order to fulfill these return conditions, major overhauls are required to be conducted on a regular basis. Accordingly, the present value of estimated costs of major overhauls for aircraft and engines under operating leases are accrued and charged to the income statement over the estimated period between overhauls using the ratios of actual flying hours/cycles and estimated flying hours/cycles between overhauls. The costs of major

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

overhaul comprise mainly labour and materials. Differences between the estimated cost and the actual cost of the overhaul are included in the income statement in the period of overhaul.

      All other routine repairs and maintenance costs incurred in restoring such fixed assets to their normal working condition are charged to the income statement as and when incurred.

      Improvements are capitalised and depreciated over their expected useful lives to the Group.

(h)   Government grant

      Grants from the government are recognised at their fair value where there is a reasonable assurance that the grant will be received and the Group will comply with all attached conditions.

      Government grants relating to costs are deferred and recognised in the income statement over the period necessary to match them with the costs they are intended to compensate.

      Government grants relating to the fixed assets are included in non-current liabilities as other liabilities and are credited to the income statement on a straight-line basis over the expected lives of the related assets.

(i)   Taxation

      The Group provides for taxation on the basis of the results for the year as adjusted for items which are not assessable or deductible for income tax purposes. Taxation of the Group is determined in accordance with the relevant tax rules and regulations applicable in the jurisdictions where the Group operates.

      Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Deferred tax is measured using tax rates enacted, or substantively enacted at the balance sheet date.

      Deferred tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

(j)   Fixed assets

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

      (i) Fixed assets are recognised initially at cost which comprises purchase price, costs transferred from construction in progress and any directly attributable costs of bringing the assets to the condition for their intended use.

            Subsequent to the initial recognition, fixed assets are stated at revalued amount less accumulated depreciation and accumulated impairment losses. Independent valuations are performed at least every five years or sooner if considered necessary by the directors. In the intervening years, the directors review the carrying values of the fixed assets and adjustment is made where these are materially different from fair value. Increases in the carrying amount arising on revaluation are credited to the revaluation reserve. Decreases in valuation of fixed assets are first offset against increases from earlier valuations of the same asset and are thereafter charged to the income statement. All other decreases in valuation are charged to the income statement. Any subsequent increases are credited to the income statement up to the amount previously charged.

      (ii) Depreciation of fixed assets is calculated on the straight-line method to write off the cost or revalued amount of each asset to their residual value over their estimated useful lives. The estimated useful lives used for the calculation of annual depreciation charges are as follows:-

            Aircraft                                   -   20 years
            Flight equipment
             - Engines                                 -   20 years
             - Other flight equipment                  -   20 years
            Buildings                                  -   15 to 35 years
            Other fixed assets and equipment           -   5 to 20 years

      (iii) Gains and losses on disposals are determined by comparing proceeds with carrying amount and are included in operating profit. When revalued assets are sold, the amounts included in revaluation reserves are transferred to retained earnings.

(k)   Construction in progress

      Construction in progress represents office buildings, various infrastructure projects under construction and plant and equipment pending installation. This includes the costs of construction and acquisition and interest capitalised. No depreciation is provided on construction in progress until the asset is completed and put into use.

(l)   Lease prepayments

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

      Lease prepayments represent acquisition costs of land use rights less accumulated amortisation. Amortisation is provided over the lease period of land use rights on a straight-line basis.

(m)   Goodwill and negative goodwill

      (i)   Goodwill

            Goodwill represents the excess of the cost of an acquisition over the fair value of the Group's share of the net assets of the acquired subsidiary or associate at the date of acquisition.

            Goodwill arising from a business combination is presented as cost less accumulated amortisation and accumulated impairment losses. Amortisation is made using the straight-line method over its estimated useful life. Management determines the estimated useful life of goodwill based on its evaluation of the respective companies at the time of the acquisition, considering factors such as existing market share, potential growth and other factors inherent in the acquired companies. At each balance sheet date, the Group assesses whether there is any indication of impairment. If such indications exist, an analysis is performed to assess whether the carrying amount of goodwill is fully recoverable. A write down is made if the carrying amount exceeds the recoverable amount.

      (ii)  Negative goodwill

            Negative goodwill represents the excess of the fair value of the Group's share of the net assets acquired subsidiary or associate over the cost of acquisition. Negative goodwill is presented in the same balance sheet classifications as goodwill.

            To the extent that negative goodwill relates to expected future losses and expenses that are identified in the Group's plan for the acquisition and can be measured reliably, but which do not represent identifiable liabilities, that portion of negative goodwill is recognised as income when the future losses and expenses are recognised. Any remaining negative goodwill, not exceeding the fair values of the non-monetary assets acquired, is recognised in the income statement over the remaining weighted average useful life of those assets. Negative goodwill in excess of the fair values of those assets is recognised in the income statement immediately.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

            At each balance sheet date, the Group assesses whether there is any indication of impairment. If such indications exist, an analysis is performed to assess whether the carrying amount of goodwill is fully recoverable. A write down is made if the carrying amounts exceeds the recoverable amount.

            The gain or loss on disposals of an entity includes the carrying amount of goodwill relating to the entity sold.

(n)   Advances on aircraft and flight equipment

      Advance contract payments to aircraft manufacturers to secure deliveries of aircraft and flight equipment in future years are capitalised along with attributable interests, and transferred to fixed assets upon delivery of the aircraft.

(o)   Borrowing costs

      Interest attributable to funds used to finance the acquisition of new aircraft and construction of major ground facilities is capitalised as an additional cost of the related asset. Interest is capitalised at the Group's weighted average interest rate on borrowings or, where applicable, the interest rate related to specific borrowings during the period of time that is required to complete and prepare the asset for its intended use.

      All other borrowing costs are charged to the income statement in the period in which they are incurred.

(p)   Long-term bank deposits

      Long-term bank deposits placed to secure future lease obligations are classified as held-to-maturity financial assets and measured at amortised cost.

(q)   Impairment

      Fixed assets and other non-current assets, including goodwill are reviewed for impairment losses whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the carrying amount of the asset exceeds its recoverable amount which is the higher of an asset's net selling price and value in use. For the purposes of assessing impairment, assets are grouped at the lowest level for which there are separately identifiable cashflows.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

(r)   Flight equipment spare parts

      Flight equipment spare parts are carried at weighted average cost less allowance for obsolescence.

(s)   Trade receivables

      Trade receivables are carried at original invoice amount less provision made for impairment of these receivables. A provision for impairment of trade receivables is established if there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of receivables. The amount of the provision is the difference between the carrying amount and the present value of expected cashflows, discounted at the effective interest rate.

(t)   Cash and cash equivalents

      Cash and short-term highly liquid investments, which are readily convertible into cash and have original maturities of three months or less at the date of acquisition, are classified as cash and cash equivalents.

(u)   Provisions

      Provisions are recognised when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate of the amount can be made. Where the Group expects a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognised as a separate asset but only when the reimbursement is virtually certain.

(v)   Leases

      (i)   A Group company is the lessee

            Leases of fixed assets where the Group has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalised at the inception of the lease at the lower of the fair value of the leased asset or the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The interest element of the finance cost is charged to the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

            Leased assets are depreciated using the straight-line method over their expected useful lives to residual values.

            Leases of assets under which a significant portion of the lease risks and rewards of ownership are retained by the lessor are classified as operating leases. Lease payments made under operating leases are charged to the income statement on a straight-line basis over the period of the lease.

      (ii)  A Group company is the lessor

            When assets are leased out under a finance lease, the present value of the lease payments is recognised as a receivable. The difference between the gross receivable and the present value of the receivable is recognised as unearned finance income. Lease income is recognised over the term of the lease using the net investment method, which reflects a constant periodic rate of return.

            Assets leased out under operating leases are included in fixed assets in the balance sheet. They are depreciated over their expected useful lives on a basis consistent with similar fixed assets. Rental income is recognised on a straight-line basis over the lease term.

(w)   Derivative financial instruments

      Derivative financial instruments are initially recognised in the balance sheet at cost and subsequently are remeasured at their fair value. The method of recognising the resulting gain or loss is dependent on the nature of the item being hedged. The Group designates certain derivatives as either (1) a hedge of the fair value of a recognised asset or liability (i.e. fair value hedge), or
(2) a hedge of a forecasted transaction or of a firm commitment (i.e. cashflow hedge).

      Derivative financial instrument that does not qualify for hedge accounting is accounted for as trading instrument and any unrealised gain or loss, being changes in fair value of the derivative, is recognised in the income statement immediately.

      Changes in the fair value of derivatives that are designated and qualify as fair value hedges and that are highly effective, are recorded in the income statement, along with any changes in the fair value of the hedged assets or liabilities that are attributable to the hedged risk.

      Derivative financial instrument that qualifies for hedge accounting and is designated as a specific hedge of the variability in cashflows of a highly probable forecast transaction, is accounted for as follows:-

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

      (i) the effective part of any gain or loss on the derivative financial instrument is recognised directly in equity. Where the forecasted transaction or firm commitment results in the recognition of an asset or a liability, the gains and losses previously deferred in equity are included in the initial measurement of the cost of the asset or liability. Otherwise, the cumulative gain or loss on the derivative financial instrument is removed from equity and recognised in the income statement in the same period during which the hedged forecast transaction affects net profit or loss.

      (ii) the ineffective part of any gain or loss is recognised in the income statement immediately.

      When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised in the income statement when the committed or forecasted transaction ultimately occurs. When a committed or forecasted transaction is no longer expected to occur, the cumulative gain or loss that was recorded in equity is immediately transferred to the income statement.

(x)   Dividend

      Dividend distribution to the Company's shareholders is recongised as a liability in the Group's financial statements in the period in which the dividends are approved by the Company's shareholders.

(y)   Comparatives

      Where necessary, comparative figures have been reclassified to conform with changes in presentation in the current year.

3.    REVENUES AND TURNOVER

      The Group is principally engaged in the provision of domestic, Hong Kong and international passenger, cargo and mail airline services. Turnover comprises revenues from airline and related services net of business tax and civil aviation infrastructure levies.

                                                            GROUP
                                                      2004           2003
                                                    RMB'000        RMB'000
Gross turnover                                     21,566,944     14,575,443

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

Less:   Business tax (note (a))                      (528,168)      (168,639)
  Civil aviation infrastructure levies (note (b))           -       (129,646)
                                                   ----------     ----------
                                                   21,038,776     14,277,158
                                                   ==========     ==========

      (a) Pursuant to various PRC business tax rules and regulations, the Group is required to pay PRC business tax. Except for traffic revenues derived from inbound international and regional flights which are not subject to PRC business tax, the Group's traffic revenues, commission income and ground service income are subject to PRC business tax levied at rates ranging from 3% to 5%.

      (b) Prior to 1 May 2003, the civil aviation infrastructure levies were paid to Civil Aviation Administration of China ("CAAC"), at rates of 5% and 2% respectively for domestic and international or regional traffic revenues.

            From 1 May 2003 to 31 March 2004, civil aviation infrastructure levies for all traffic revenues of the Group are waived by CAAC, in compensating for the airlines' losses on revenue due to the outbreak of Severe Acute Respiratory Syndrome ("SARS").

            Effective from 1 April 2004, in accordance with the related new policy promulgated by the PRC Government, civil aviation infrastructure levies are payable based on the route, aircraft model and tonne-kilometres, and the levies of RMB251,185,000 incurred for the year ended 31 December 2004 are recorded in the operating expenses.

4.    OTHER OPERATING INCOME, NET

                                                              GROUP
                                                         2004     2003
                                                       RMB'000   RMB'000
Rental income from operating subleases of
  aircraft (note 38(c)(i))                             121,480    31,209
Government subsidy (note (a))                           73,506    58,448
Losses on disposals of aircraft and engines (note (b)) (40,564)  (28,767)
                                                       -------    ------
                                                       154,422    60,890
                                                       =======    ======

      (a) In 2004, government subsidy was granted by the local government to the Company in consideration of the relocation of the Company's international flights and related facilities from Hongqiao Airport to Pudong International Airport. In 2003, the government subsidy was granted for compensation of SARS impact on airlines business.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

      (b) During the year, the Group disposed 17 engines (2003: three B737-200 aircraft) to a third party.

5.    WAGES, SALARIES AND BENEFITS

                                                              GROUP
                                                         2004       2003
                                                        RMB'000    RMB'000
Wages, salaries and allowances                         1,590,722  1,027,092
Contribution under defined contribution retirement
  schemes (note 33(a))                                   194,200    121,200
Post-retirement benefits (note 33(b)(iii))                51,704     40,299
Staff housing allowances (note 34(b))                     29,253    260,463
                                                       ---------  ---------
                                                       1,865,879  1,449,054
                                                       =========  =========
Average number of employees for the year ended            19,666     16,435
                                                       =========  =========

6.    FINANCE COSTS, NET

                                                                GROUP
                                                           2004       2003
                                                          RMB'000   RMB'000
Interest charged on obligations under finance leases      339,276    490,456
Interest on bank loans
  - wholly repayable within five years                    431,517    265,955
  - not wholly repayable within five years                144,693    180,291
                                                          -------    -------
                                                          576,210    446,246
Net foreign exchange losses                                32,207     62,179
Interest accrued on a long-term payable (note 31)           8,344      9,610
Interest on loans from an associate                         1,629      6,396
Less: amounts capitalised into advances on aircraft and
flight equipment (note 18)                                (57,120)   (97,414)
                                                          -------    -------
                                                          900,546    917,473
Interest income                                          (129,020)  (147,846)
                                                          -------    -------
                                                          771,526    769,627
Fair value (gains)/losses on financial instrument
  - interests rate swap                                     2,659      5,010
  - forward foreign exchange contract                     (11,498)     8,146
                                                          -------    -------
                                                          762,687    782,783
                                                          =======    =======

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

      The capitalisation rates used for the year ended 31 December 2004 ranged between 3 months LIBOR+0.25% and 5.76% per annum (2003: 3 months LIBOR+0.25% and 5.76% per annum).

7.    PROFIT/(LOSS) BEFORE TAXATION

                                                                  GROUP
                                                              2004      2003
                                                            RMB'000    RMB'000
Profit/(loss) before taxation is stated after charging:-
Depreciation of fixed assets
  - owned assets                                           1,698,260  1,396,739
  - assets held under finance leases and for own use         583,935    577,723
Operating lease rentals
  - aircraft                                               1,720,736  1,238,012
  - land and buildings                                       146,704    116,279
Amortisation of lease prepayments                             18,414     20,049
Loss on disposals of other fixed assets                            -      4,811
Amortisation of goodwill and negative goodwill                 2,202      2,202
Consumption of consumables                                   139,711     86,009
Allowances for obsolescence of flight equipment
  spare parts                                                 73,406     53,336
Allowances for doubtful accounts                              24,250     19,229
Auditors' remuneration                                         7,380      7,380
                                                           ---------  ---------
and after crediting:-
Gain on disposals of other fixed assets                       13,001          -
Fair value gain on disposals of short-term investments         5,235     21,920
                                                           =========  =========

8.    EMOLUMENTS OF DIRECTORS, SUPERVISORS AND SENIOR MANAGEMENT

(a)   Directors' and supervisors' emoluments comprise the following:-

                                                     GROUP
                                                 2004    2003
                                               RMB'000  RMB'000
Emoluments for executive directors
  - salaries, allowances and benefits in kind    202      425
  - bonuses                                      269      124
Emoluments for supervisors
  - salaries, allowances and benefits in kind    127       46
  - bonuses                                      113       18
                                               -------  -------
                                                 711      613
                                               =======  =======

APPENDIX I                                   FINANCIAL INFORMATION OF THE GROUP

      During the year ended 31 December 2004, no directors and supervisors waived their emoluments (2003: nil).

(b)   The five highest paid individuals of the Group are as follows:-

                                   NUMBER OF INDIVIDUALS
                                   2004             2003
Directors                            1                2
Non-directors and non-supervisors    4                3
                                   ---              ---
                                     5                5
                                   ===              ===

(c)   The emoluments of the five highest paid individuals:-

      One (2003: two) of the Group's five highest paid individuals in 2004 are executive directors whose remunerations are included in the directors' emoluments above. Details of the remuneration of the remaining four (2003: three) highest paid individuals are as follows:-

                                                 GROUP
                                             2004     2003
                                           RMB'000  RMB'000
Salaries, allowances and benefits in kind      981    705
Bonuses                                        431    138
                                           -------  -----
                                             1,412    843
                                           =======  =====

      During the year ended 31 December 2004, no emoluments were paid by the Group to the directors, supervisors or the five highest paid individuals as an inducement to join or upon joining the Group, or as a compensation for loss of office (2003: nil).

9.    TAXATION

(a)   Taxation is charged to the consolidated income statement as follows:-

                                                          GROUP
                                                     2004     2003
                                                    RMB'000  RMB'000
Provision for PRC income tax - current year         160,502  124,530
Deferred taxation (note 30)                          19,578  118,797
                                                    -------  -------

APPENDIX I                                   FINANCIAL INFORMATION OF THE GROUP

                                                    180,080  243,327

Share of tax attributable to associates (note 16)     1,144    4,227
                                                    -------  -------
                                                    181,224  247,554
                                                    =======  =======

      (i) Pursuant to the Circular Hu Shui Er Cai (2001) No. 104 dated 22 October 2001 issued by local tax bureau, with retrospective effect from 1 July 2001, the Company is entitled to a reduced income tax rate of 15%.

      (ii) The Company has two major subsidiaries, namely China Cargo Airlines Co., Ltd. ("China Cargo") and China Eastern Airlines Jiangsu Co., Ltd. ("CEA Jiangsu"). Pursuant to the Circular (2000) No. 52 jointly issued by the Shanghai Municipal Financial Bureau and Shanghai Municipal State Tax Bureau, China Cargo is subject to a reduced income tax rate of 15%. CEA Jiangsu is subject to the standard PRC income tax rate of 33%.

      (iii) The difference between the actual taxation charge in the consolidated income statement and the amounts which would result from applying the enacted tax rate to profit/(loss) before taxation can be reconciled as follows:-

                                                 GROUP
                                             2004       2003
                                            RMB'000    RMB'000
Profit/(loss) before taxation               845,407   (589,831)
Tax calculated at enacted tax rate of 15%  (126,811)    88,475
Effect attributable to subsidiaries and
  associates charged at tax rate of 33%     (24,902)    (4,117)
Adjustments:-
  Expenses not deductible for tax purposes  (35,428)   (62,421)
  Utilisation of previously unrecognised
    tax losses of the Company                 6,395          -
  Unrecognised tax losses of the Company          -   (258,515)
  Unrecognised tax losses of associates     (20,993)   (14,821)
  Utilisation of previously unrecognised
    tax losses of associates                 19,998          -
  Others                                        517      3,845
                                            -------    -------
Tax charge                                 (181,224)  (247,554)
                                            =======    =======

(b) The Group operates international flights to certain overseas destinations. There was no material overseas taxation for the year as there exists double tax relief between PRC and the corresponding jurisdictions (including Hong Kong).

APPENDIX I                                   FINANCIAL INFORMATION OF THE GROUP

10.   EARNINGS/(LOSS) PER SHARE

      The calculation of earnings/(loss) per share is based on the profit attributable to shareholders of RMB514,075,000 (2003: loss of RMB949,816,000) and 4,866,950,000 (2003: 4,866,950,000) shares in issue during the year. The
Company has no potential dilutive ordinary shares.

11.   DIVIDEND

      On 12 April 2005, the Board of Directors proposed a final dividend of RMB0.02 per share totalling RMB97,339,000 for the year ended 31 December 2004 (2003: nil). These financial statements do not reflect this dividend payable, which will be accounted for in the shareholders' equity as an appropriation of retained earnings in the year ending 31 December 2005.

12.   FIXED ASSETS

                                                            GROUP
                                 AIRCRAFT
                          AND FLIGHT EQUIPMENT
                                              HELD                       OTHER
                                             UNDER                       FIXED
                                             FINANCE                    ASSETS AND
                              OWNED          LEASES        BUILDINGS    EQUIPMENT        TOTAL
                            RMB'000          RMB'000       RMB'000       RMB'000        RMB'000

      VALUATION
    At 1 January           22,163,218       10,956,426     2,224,520     2,038,181    37,382,345

                                                                                            2004
Reclassification upon
  purchase of aircraft
  under a finance lease       356,328         (356,328)            -             -             -
Lease rebate upon
purchase of aircraft
under a finance lease
(note a)                      (98,921)               -             -             -       (98,921)
Transfers from
construction in
progress (note 13)                  -                -        84,847       124,352       209,199
Transfers from
advances (note 18)            535,548        1,079,852             -             -     1,615,400

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

         Additions      1,574,829     2,808,904       22,159      227,428     4,633,320
         Disposals       (912,312)            -      (77,511)     (68,604)   (1,058,427)
                       ----------    ----------    ---------    ---------    ----------

         At 31
December 2004          23,618,690    14,488,854    2,254,015    2,321,357    42,682,916
                       ==========    ==========    =========    =========    ==========

       ACCUMULATED
DEPRECIATION
         At 1
January 2004            5,657,593     3,613,309      334,951      937,589    10,543,442
                       ==========    ==========    =========    =========    ==========
Reclassification
upon purchase
of aircraft under
a finance lease            40,746       (40,746)           -            -             -
         Charge for
the year                1,367,462       583,935       85,761      245,037     2,282,195
         Disposals       (283,444)            -      (28,503)     (51,093)     (363,040)
                       ----------    ----------    ---------    ---------    ----------

         At 31
December 2004           6,782,357     4,156,498      392,209    1,131,533    12,462,597
                       ----------    ----------    ---------    ---------    ----------

       NET BOOK
VALUE AT 31 DECEMBER
2004                   16,836,333    10,332,356    1,861,806    1,189,824    30,220,319
                       ==========    ==========    =========    =========    ==========

       Net book
value at 31 December
2003                   16,505,625     7,343,117    1,889,569    1,100,592    26,838,903
                       ==========    ==========    =========    =========    ==========

                                                          COMPANY
                                   AIRCRAFT AND
                                 FLIGHT EQUIPMENT
                                              HELD
                                              UNDER                  OTHER FIXED
                                             FINANCE                 ASSETS AND
                                 OWNED        LEASES     BUILDINGS    EQUIPMENT     TOTAL
VALUATION                       RMB'000      RMB'000      RMB'000      RMB'000        RMB'000

At 1 January 2004              17,922,994   10,956,426   1,347,425      1,392,428   31,619,273
Reclassification upon

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

purchase of aircraft under a finance
lease                                      356,328     (356,328)          -              -            -
         Lease rebate upon purchase
           of aircraft under a finance
           lease (note a)                  (98,921)           -           -              -      (98,921)
         Transfer to a subsidiary         (257,407)           -           -              -     (257,407)
         Transfers from construction
           in progress (note 13)                 -            -      75,659         13,218       88,877
         Transfer from advance (note
18)                                        535,548    1,079,852           -              -    1,615,400
         Additions                       1,356,662    2,808,904      20,812        188,199    4,374,577
         Disposals                        (912,312)           -     (72,901)       (57,072)  (1,042,285)
                                        ----------   ----------   ---------      ---------   ----------
         At 31 December 2004            18,902,892   14,488,854   1,370,995      1,536,773   36,299,514
                                        ----------   ----------   ---------      ---------   ----------
       ACCUMULATED DEPRECIATION
         At 1 January 2004               4,687,965    3,613,309     235,517        698,722    9,235,513
         Reclassification upon
purchase of aircraft under a finance
lease                                       40,746      (40,746)          -              -            -
         Transfer to a subsidiary          (40,746)           -           -              -      (40,746)
         Charge for the year             1,012,161      583,935      56,878        179,772    1,832,746
         Disposals                        (283,444)           -     (28,021)       (41,651)    (353,116)
                                        ----------   ----------   ---------      ---------   ----------
         At 31 December 2004             5,416,682    4,156,498     264,374        836,843   10,674,397
                                        ----------   ----------   ---------      ---------   ----------
       NET BOOK VALUE
         AT 31 DECEMBER 2004            13,486,210   10,332,356   1,106,621        699,930   25,625,117
                                        ==========   ==========   =========      =========   ==========
       Net book value
         at 31 December 2003            13,235,029    7,343,117   1,111,908        693,706   22,383,760
                                        ==========    =========   =========      =========   ==========

(a) In January 2004, the Company exercised its right upon settlement and termination of a finance lease arrangement to purchase an aircraft at a consideration equal to the present value of the remaining minimum lease payments on the date of the purchase. As part of the finance lease

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

      arrangement, the Company is entitled to receive a rebate in the amount of RMB98,921,000 if it meets certain conditions as defined in the lease arrangement.

      All the conditions to receive such rebate had been satisfied and the amount was received in February 2004 and was recognised as an adjustment to the carrying value of the aircraft to which the rebate relates.

(b) On 30 June 2001, the fixed assets were revalued by an independent valuer registered in PRC on a market value basis. The revalued amount were not materially different from the carrying values of these fixed assets. On 31 December 2002, the Group's fixed assets were revalued by the directors of the Company on a market value basis. The difference between the valuation and the carrying amount of the fixed assets as at 31 December 2002 was recognised. On 31 December 2004, the directors of the Company reviewed the carrying value of the Group's fixed assets as at 31 December 2004 and are of the opinion that the carrying amount is not materially different from the fair value.

      Had the Group's fixed assets been stated at cost less accumulated depreciation and impairment losses as at 31 December 2004, the carrying amounts of fixed assets would have been RMB30,067,348,000 (2003:
      RMB26,618,747,000).

(c) Certain aircraft of the Group and the Company with an aggregate carrying value of approximately RMB13,032,759,000 were pledged as collateral under certain loan agreements as at 31 December 2004 (2003: RMB9,735,106,000) (see note 26).

13.   CONSTRUCTION IN PROGRESS

                                    GROUP                 COMPANY
                              2004         2003       2004       2003
                            RMB'000      RMB'000     RMB'000    RMB'000
At 1 January                 219,788      413,812     92,520    109,785
Additions                    178,065      249,737     73,891     52,439
Transfer to fixed assets
  (note 12)                 (209,199)    (443,761)   (88,877)   (69,704)
                            --------     --------    -------    -------

At 31 December               188,654      219,788     77,534     92,520
                            ========     ========    =======    =======

14.   LEASE PREPAYMENTS

      Lease prepayments represent unamortised prepayments for land use rights.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

      The Group's land use rights are located in the PRC and majority of these land use rights have terms of 50 years from the date of grant. As at 31 December 2004, majority of these land use rights had remaining terms ranging from 42 to 48 years (2003: from 43 to 49 years).

      Certificates of certain land use rights with nil carrying value (2003:
nil) of the Group are currently registered under the name of CEA Holding. The procedures to change the registration of the land use rights certificates with the relevant municipal land bureaus are currently being addressed by CEA Holding. Until the completion of these transfer procedures, the Group is unable to assign or pledge these land use rights. However, the Group currently has no need to assign and no intention to pledge these land use rights. In addition, the Group is entitled to lawfully and validly occupy and use these lands for its daily operations in spite of the fact that the procedures of changing the registration of these land use rights have not been fully completed. Accordingly, the directors of the Company do not believe the lack of certificates of certain land use rights has any material impact on the financial position of the Group.

15.   INVESTMENTS IN SUBSIDIARIES

                                          COMPANY
                                    2004          2003
                                   RMB'000       RMB'000
Unlisted shares, at cost          2,146,856     1,600,156
Amounts due from subsidiaries       614,652     2,208,459
                                  ---------     ---------

                                  2,761,508     3,808,615
                                  =========     =========

      Particulars of the principal subsidiaries, all of which are limited companies established and operating in the PRC, are as follows:-

                               PLACE AND
                                DATE OF            PAID-UP
                             ESTABLISHMENT         CAPITAL             ATTRIBUTABLE            PRINCIPAL
                                               2004        2003       EQUITY INTEREST          ACTIVITIES
        COMPANY                               RMB'000     RMB'000      2004     2003
       China Cargo          PRC               500,000     500,000       70%      70%      Provision of
Airlines Co., Ltd.          22 July 1998                                                     cargo carriage
                                                                                             services
       China Eastern        PRC               803,666     236,579       63%      55%      Provision of
Airlines Jiangsu Co.,       3 May 1993                                                       airline services
Ltd.(*)

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

       Eastern Airlines     PRC                70,000      70,000     86%    86%   Provision of hotel
         Hotel Co., Ltd.    18 March 1998                                            services to crew
                                                                                     members
       Shanghai Eastern     PRC               473,000     473,000     95%    95%   Provision of
         Flight Training    18 December 1995                                         flight training
         Co., Ltd.                                                                   services
       Shanghai Eastern     PRC               412,500     412,500     99%    99%   Investment holding
         Airlines           8 May 2002
         Investment
         Co., Ltd.
       Shanghai Eastern     PRC               200,000           -     70%     -    Provision of
         Logistics Co.,     23 August 2004                                         cargo logistics services
Ltd. (**)

* In 2004, the Company and one of a minority shareholder contributed additional capital of RMB408,100,000 and RMB158,987,000 respectively to the subsidiary. The Company's interest in the subsidiary increased from 55% to 63% because the Company contributed proportionally more than its original ownership interest.

** In 2004, the Company, China Cargo and a minority shareholder contributed capital of RMB138,600,000, RMB2,000,000 and RMB59,400,000 respectively to set up the subsidiary. 69% shareholding are held directly and 1% shareholding are held indirectly by the Company.

16.   INVESTMENTS IN ASSOCIATES

                                 GROUP                COMPANY
                            2004       2003       2004       2003
                           RMB'000    RMB'000    RMB'000    RMB'000
    Unlisted
investment, at cost              -          -    625,964    590,601
    Share of net assets    609,130    572,818          -          -
    Goodwill                47,060     53,266          -          -
                           -------    -------    -------    -------

                           656,190    626,084    625,964    590,601
                           =======    =======    =======    =======

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

                                                           COMPANY
                                                      2004          2003
                                                     RMB'000       RMB'000
    Movement of investments in associates is as
follows:-
    At 1 January                                     626,084       331,570
    Cost of investments                               35,362       327,252
    Share of results before taxation                  (4,112)      (28,511)
    Share of taxation (note 9(a))                     (1,144)       (4,227)
                                                     -------       -------

    At 31 December                                   656,190       626,084
                                                     =======       =======

      The share of results before taxation includes an amortisation of RMB6,206,000 (2003: RMB6,206,000) for the goodwill in respect of acquisition of associates and a provision of RMB51,200,000 (2003: RMB28,000,000) for a receivable from a shareholder of an associate.

      Particulars of the principal associates, all of which are limited companies established and operating in the PRC, are as follows:-


                                  PLACE AND       PAID-UP     ATTRIBUTABLE         PRINCIPAL
                                   DATE OF        CAPITAL    EQUITY INTEREST       ACTIVITIES
           COMPANY              ESTABLISHMENT     RMB'000    2004     2003
       China Eastern            PRC               600,000     40%      40%            Provision
Airlines Wuhan Co., Ltd.        16 August 2002                                 of air

                                                                               transportation
                                                                                      services
       Eastern Air Group        PRC               400,000     25%      25%            Provision
         Finance Co., Ltd.      6 December 1995                                of

                                                                                      financial
                                                                                      services to
                                                                                      companies
                                                                               comprising CEA
                                                                                      Holding
       Eastern Aviation         PRC                10,000     45%      45%            Provision
         Advertising            4 March 1986                                   of
Services Co., Ltd.                                                               aviation
                                                                                 advertising
                                                                                 agency services

       China Eastern Air        PRC               350,000     45%      45%       Provision of air
         Catering Investment    17 November 2003                                 catering
Co., Ltd.                                                                        services


APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

       Eastern Aviation  PRC                   80,000    45%    45%     Provision of
Import & Export Co., Ltd. 9 June 1993                                     aviation equipment,
                                                                          spare parts and tools
                                                                          trading

Shanghai Dongmei         PRC                   31,000    45%    45%     Provision of
  Aviation Travel        17 October 2003                                  travelling and
  Co., Ltd.                                                               accommodation
                                                                          agency services

Qingdao Liuting          PRC                  450,000    25%    25%     Provision of
  International          1 December 2000                                  airport
  Airport                                                                 operation
  Co., Ltd                                                                services

17.   GOODWILL AND NEGATIVE GOODWILL

                                           GROUP AND COMPANY
                                               NEGATIVE
                                   GOODWILL    GOODWILL       TOTAL
                                   RMB'000     RMB'000       RMB'000
       Cost
         At 1 January 2004 and
           31 December 2004         113,105     (55,245)      57,860
                                    -------     -------      -------

       Accumulated amortisation
         At 1 January 2004           28,275      (8,920)      19,355
         Charge for the year          5,654      (3,452)       2,202
                                    -------     -------       ------

  At 31 December 2004                33,929     (12,372)      21,557
                                    -------     -------       ------

Net book value
  At 31 December 2004                79,176     (42,873)      36,303
                                    =======     =======       ======

  At 31 December 2003                84,830     (46,325)      38,505
                                     ======     =======       ======

18.   ADVANCES ON AIRCRAFT AND FLIGHT EQUIPMENT

                                                       GROUP AND COMPANY
                                                     2004            2003
                                                   RMB'000         RMB'000
At 1 January                                      2,239,893       3,227,720
Additions                                         1,996,990       1,198,242

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

Interest capitalised during the year (note 6)         57,120          97,414
Transfers to fixed assets (note 12)               (1,615,400)     (2,283,483)
                                                  ----------      ----------

At 31 December                                     2,678,603       2,239,893
                                                  ==========      ==========

      Included in the balance as at 31 December 2004 is interest capitalised of RMB160,016,000 (2003: RMB130,965,000).

19.   OTHER LONG-TERM RECEIVABLES AND INVESTMENTS

                                            GROUP                      COMPANY
                                     2004          2003          2004          2003
                                    RMB'000       RMB'000       RMB'000       RMB'000
       Long-term bank deposits
(note 25)                          1,908,398     1,743,924     1,908,398     1,743,924
       Deposits for aircraft
under operating leases               133,159       110,812       133,159        90,339
       Prepaid custom duty and
value added tax                       21,083        37,410        21,083        37,410
       Prepayments and other
long-term receivables                139,966        70,216       118,941        53,875
                                   ---------     ---------     ---------     ---------
                                   2,202,606     1,962,362     2,181,581     1,925,548
                                   =========     =========     =========     =========

20.   TRADE RECEIVABLES LESS ALLOWANCE FOR DOUBTFUL ACCOUNTS

      The credit terms given to trade customers are determined on an individual basis, with the credit period ranging from half a month to three months.

      As at 31 December 2004, the aging analysis of the trade receivables are as follows:-

                               GROUP                   COMPANY
                        2004          2003        2004        2003
                       RMB'000       RMB'000     RMB'000     RMB'000
Less than 31 days     1,077,804       853,303    738,246     564,870
31 to 60 days           216,236       348,159     95,537     221,498
61 to 90 days            68,845        28,094     43,910         968
Over 90 days             99,787        96,121     49,400      58,168
                      ---------     ---------    -------     -------
                      1,462,672     1,325,677    927,093     845,504
                      =========     =========    =======     =======

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

21.   PREPAYMENTS, DEPOSITS AND OTHER RECEIVABLES

                                              GROUP                       COMPANY
                                       2004          2003            2004        2003
                                      RMB'000       RMB'000         RMB'000     RMB'000
       Amounts due from
related companies (note
38(a)(i))                              122,253        45,389       116,001        35,785
       Receivables from
provision of ground services           243,890       111,129       243,890       111,129
       Receivables from
provision of cargo handling
services                               118,446        70,022             -             -
       Prepaid aircraft
operating lease rentals                115,456        95,959       101,358        79,340
       Short-term deposits with
original maturity over three months     77,446       108,870        12,721         7,441
       Discounts on aircraft
acquisitions receivable                 31,136        29,814        31,136        29,814
       US Treasury zero coupon
bonds                                        -       585,736             -       585,736
       Others                          400,337       324,124       314,888       273,266
                                     ---------     ---------       -------     ---------
                                     1,108,964     1,371,043       819,994     1,122,511
                                     =========     =========       =======     =========

22.   TRADE PAYABLES AND NOTES PAYABLES

      As at 31 December 2004 and 2003, all trade payables were current balances and aged within 30 days.

      As at 31 December 2004, all notes payables were unsecured, interest free and repayable in six months.

23.   OTHER PAYABLES AND ACCRUED EXPENSES

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

                                            GROUP                      COMPANY
                                     2004          2003          2004          2003
                                    RMB'000       RMB'000       RMB'000       RMB'000
       Amounts due to
related companies (note 38(a)(i))    138,968       771,643       164,216       739,427
       Accrued fuel cost           1,290,038       697,652     1,136,343       603,381
       Accrued take-off and
landing charges                      749,458       703,994       629,948       540,298
       Current portion of accrued
aircraft overhaul expenses
(note 24)                            539,249       385,168       464,268       377,224
       Other accrued operating
expenses                             427,294       603,260       290,727       492,295
       Accrued salaries, wages
and benefits                         333,910       138,954       286,467       119,117
       Flight equipment
purchase payable                     289,232       147,775       281,001       141,920
       Airport construction
levy payable                         243,295             -       243,295             -
       Levies collected from
ticket sales on behalf of overseas
tax authorities                      218,915        82,862       218,915        82,862
       Duties and levies
payable                              188,627        10,049       150,178             -
       Airport expenses
related to provision of ground
services                              98,162        42,320        98,162        42,320
       Current portion of
provision for staff housing
allowances (note 34 (b))              93,427        85,973        85,387        78,771
       Current portion of
long-term payables (note 31)          30,000        30,000        30,000        30,000
       Current portion of
post-retirement benefit obligations
(note 33(b)(i))                       27,500        19,750        25,771        18,635
       Amounts due to minority
shareholders                               -       156,308             -             -
       Others                        685,574       424,281       580,920       339,670
                                   ---------     ---------     ---------     ---------
                                   5,353,649     4,299,989     4,685,598     3,605,920
                                   =========     =========     =========     =========

24.   ACCRUED AIRCRAFT OVERHAUL EXPENSES

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

                                          GROUP                      COMPANY
                                   2004          2003          2004          2003
                                  RMB'000       RMB'000       RMB'000       RMB'000
       At 1 January 2004          576,552       547,813       515,534       441,863
       Additional provisions      244,625       123,213       175,314       121,839
       Over provision             (20,814)      (59,456)      (20,814)      (26,860)
       Utilised during the
       year                       (85,154)      (35,018)      (72,755)      (21,308)
                                 --------      --------      --------      --------

       At 31 December
2004                              715,209       576,552       597,279       515,534
       Less: current
portion (note 23)                (539,249)     (385,168)     (464,268)     (377,224)
                                 --------      --------      --------      --------

       Long-term portion          175,960       191,384       133,011       138,310
                                 ========      ========      ========      ========

       Accrued aircraft overhaul expenses represent present value of estimated costs of major overhauls for aircraft and engines under operating lease as the Group has the responsibility to fulfill certain return conditions under relevant leases.

25.   OBLIGATIONS UNDER FINANCE LEASES

      At 31 December 2004, the Group and the Company had 22 aircraft (2003: 18 aircraft) under finance leases. Under the terms of the leases, the Group and the Company has the option to purchase, at or near the end of the lease term, certain aircraft at fair market value and others at either fair market value or a percentage of the respective lessor's defined cost of the aircraft.

      The future minimum lease payments, interest and present value of minimum lease payments which are principally denominated in foreign currencies, under these finance leases as at 31 December 2004 are as follows:-

                                              GROUP AND COMPANY
                                  2004                                 2003
                                            PRESENT                                Present
                                           VALUE OF                               value of
                  MINIMUM                   MINIMUM      Minimum                   minimum
                   LEASE                     LEASE        lease                     lease
                 PAYMENTS     INTEREST     PAYMENTS     payments     Interest     payments
                  RMB'000      RMB'000      RMB'000      RMB'000      RMB'000      RMB'000

       Within
one year         1,526,981      337,333    1,189,648    2,049,079      356,995    1,692,084
       In the
second year      1,962,208      262,372    1,699,836    1,242,950      256,355      986,595

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

       In the
third to fifth
year inclusive    3,924,600       168,346     3,756,254     4,361,682       322,316     4,039,366
       After
the fifth year    2,401,578       385,030     2,016,548       408,853        26,012       382,841
                 ----------    ----------    ----------    ----------    ----------    ----------
       Total      9,815,367     1,153,081     8,662,286     8,062,564       961,678     7,100,886
                 ----------    ----------    ----------    ----------    ----------    ----------
       Less:
amount
repayable
        within
one year         (1,526,981)     (337,333)   (1,189,648)   (2,049,079)     (356,995)   (1,692,084)
                 ----------    ----------    ----------    ----------    ----------    ----------

Long-term
portion           8,288,386       815,748     7,472,638     6,013,485       604,683     5,408,802
                 ==========    ==========    ==========    ==========    ==========    ==========

      At 31 December 2004, the Group and the Company had long-term bank deposits totalling RMB1,908,398,000 (2003: long-term bank deposits and U.S. Treasury zero coupon bonds totalling RMB2,329,660,000) pledged as securities under certain finance lease arrangements (see note 19). All of these bank deposits will be used to meet future lease obligations as they fall due.

      In addition, the Group's finance lease obligations are secured by the related aircraft, the relevant insurance policies and bank guarantees.

26. LONG-TERM BANK LOANS

                                   GROUP                       COMPANY
                           2004             2003          2004           2003
                          RMB'000         RMB'000        RMB'000        RMB'000
Bank loans
  - secured                5,912,958      6,495,507      5,912,958      6,495,507
  - unsecured              4,823,302      4,727,416      4,792,679      4,727,416
                         -----------    -----------    -----------    -----------
Total                     10,736,260     11,222,923     10,705,637     11,222,923
Less: amount repayable
   within one year        (3,193,432)    (2,250,734)    (3,185,156)    (2,250,734)
                         -----------    -----------    -----------    -----------
Long-term portion          7,542,828      8,972,189      7,520,481      8,972,189
                         ===========    ===========    ===========    ===========

The bank loans are repayable as follows:-

Within one year                         3,193,432    2,250,734    3,185,156    2,250,734
In the second year                      2,386,862    2,438,574    2,370,309    2,438,574
In the third to fifth year inclusive    3,216,181    4,163,578    3,210,387    4,163,578
After the fifth year                    1,939,785    2,370,037    1,939,785    2,370,037
                                       ----------   ----------   ----------   ----------
Total                                  10,736,260   11,222,923   10,705,637   11,222,923
                                       ==========   ==========   ==========   ==========

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

The terms of long-term bank loans can be summarised as follows:-

                                                                            Group                             Company
                 INTEREST RATE AND FINAL                           2004              2003              2004              2003
                   FINAL MATURITIES                              RMB'000            RMB'000           RMB'000           RMB'000
RMB denominated bank loans:-
Loans for        Fixed interests rates ranging
  working          from 4.94% to 5.76%
  capital          per annum as at 31 December
                   2004; 3-year loans with final
                   maturity through to 2007                       1,710,100         1,306,700         1,710,100         1,306,700

Loans for the      Fixed interest rate of 5.18%
  purchases        per annum as at 31 December
  of aircraft      2004; 2 to 8-year loans with final
                   maturity through to 2012                         880,000                 -           880,000                 -

Loans for        Fixed interest rate of 5.76% per
  construction     annum as at 31 December
  projects         2004; 7 to 10-year loans with
                   final maturities through to 2007                 412,500           637,500           412,500           637,500


U.S. dollar denominated bank loans:- Loans for the
rates ranging      Fixed interest from 5.65% to 6.86% per
  purchases of     annum and floating interest
  aircraft         rates ranging from 3 months LIBOR
                   +0.25% to 6 months LIBOR +0.3% as at 31
                   December 2004; 2 to 10-year loans with
                   final maturities
                   through to 2013                                7,703,037         9,278,723         7,703,037         9,278,723

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP




Loan for the     Floating interest rates of 6
  purchase of      months LIBOR +0.6% as at
  an aircraft      31 December 2004; 3-year
  simulator        loans with final maturity
                   in 2007                                           30,623                 -                 -                 -
                                                                 ----------        ----------        ----------        ----------

Total long-term bank loans                                       10,736,260        11,222,923        10,705,637        11,222,923
                                                                 ==========        ==========        ==========        ==========

      All secured bank loans as at 31 December 2004 and 2003 of the Group and the Company for the purchases of aircraft were secured by the related aircraft (note 12(b)). In addition, certain secured bank loans with aggregate amount of RMB1,162,186,000 (2003: RMB1,456,320,000) were also guaranteed by Export-Import Bank of the United States, China Industrial and Commercial Bank and China Construction Bank.

      Certain unsecured bank loans of the Group and the Company with aggregate amount of RMB2,122,600,000 (2003: RMB1,944,200,000) were guaranteed by CEA Holding (note 38(b)).

27. SHORT-TERM BANK LOANS

      Short-term bank loans of the Group and the Company are repayable within one year with interest charged at the prevailing market rates based on the rates quoted by the People's Bank of China. The interest rates related to such loans were between 2.22% and 5.04% per annum (2003: 2.06% and 5.04% per annum). During the year ended 31 December 2004, the weighted average interest rate on short-term bank loans was 3.81% per annum (2003: 3.34% per annum).

28. SHARE CAPITAL

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

Registered, issued and fully paid of RMB1.00 each
A shares State-owned shares held by CEA Holding     3,000,000   3,000,000
Shares held by public                                 300,000     300,000
                                                    ---------   ---------
                                                    3,300,000   3,300,000
Overseas listed foreign H shares                    1,566,950   1,566,950
                                                    ---------   ---------
                                                    4,866,950   4,866,950
                                                    =========   =========

      Pursuant to articles 49 and 50 of the Company's Articles of Association, the A shares held by CEA Holding, employees, the public and H shares are all registered ordinary shares, carrying equal rights.

29. RESERVES

                             STATUTTORY   STATUTTORY  DISCRETIONARY
                               COMMON       COMMON       COMMON
                    SHARE     RESERVE       WELFARE      RESERVE     REVALUATION   CAPITAL   HEDGING   RETAINED
                               FUND          FUND         FUND         RESERVE     RESERVE   RESERVE   PROFITS     TOTAL
                   PREMIUM    (NOTE(b)     (NOTE(c))    (NOTE(d))                           (NOTE 40)
                   RMB'000    RMB'000      RMB'000       RMB'000       RMB'000     RMB'000   RMB'000   RMB'000    RMB'000
                 ---------   ----------   ----------  -------------  -----------   -------  ---------  --------  ---------
GROUP
AT 1 JANUARY
          2004   1,006,455      143,498      142,548         27,989      490,688  (720,057)   (77,879)  501,959  1,515,201

UNREALISED
LOSSES
ON CASHFLOW
HEDGES
(NOTE 40)                -            -            -              -            -         -     (7,610)        -     (7,610)
GROSS
                         -            -            -              -            -         -      1,141         -      1,141
TAX
REALISED GAINS
ON CASHFLOW
HEDGES
(NOTE 40)

GROSS                    -            -            -              -            -         -     (8,839)        -     (8,839)

TAX                      -            -            -              -            -         -      1,326         -      1,326

PROFIT
ATTRIBUTABLE
TO
SHAREHOLDERS             -            -            -              -            -         -    514,075   514,075

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

TRANSFER FROM
RETAINED
PROFITS TO
RESERVES
(NOTE (a))               -       35,299       31,837              -            -         -          -  (67,136)          -
                 ---------   ----------   ----------  -------------  -----------  --------  ---------  --------  ---------
AT 31 DECEMBER
2004             1,006,455      178,797      174,385         27,989      490,688  (720,057)   (91,861)  948,898  2,015,294
                 =========   ==========   ==========  =============  ===========  ========  =========  ========  =========
COMPANY
AT 1             1,006,455       77,214       77,214         27,908      448,859  (720,057)   (77,879)  131,249    970,963
JANUARY 2004

UNREALISED
LOSSES ON
CASHFLOW
HEDGES (NOTE
40)

GROSS                    -            -            -              -            -         -     (7,610)        -     (7,610)

TAX                      -            -            -              -            -         -      1,141         -      1,141

REALISED GAINS
ON CASHFLOW
HEDGES (NOTE
40)

GROSS                    -            -            -              -            -         -     (8,839)        -     (8,839)

TAX                      -            -            -              -            -         -      1,326         -      1,326

RELEASE OF
RESERVES
UPON DISPOSALS
OF AIRCRAFT,
NET OF TAX               -            -            -              -      (13,782)        -          -    13,782          -

PROFIT FOR THE
YEAR                     -            -            -              -            -         -          -   393,291    393,291
                 ---------   ----------   ----------  -------------  -----------  --------  ---------  --------  ---------
AT 31
DECEMBER 2004    1,006,455       77,214       77,214         27,908      435,077  (720,057)   (91,861)  538,322  1,350,272
                 =========   ==========   ==========  =============  ===========  ========  =========  ========  =========

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

                            STATUTTORY   STATUTTORY  DISCRETIONARY
                              COMMON       COMMON       COMMON
                             RESERVE       WELFARE      RESERVE                             HEDGING
                    SHARE     FUND          FUND         FUND       REVALUATION   CAPITAL   RESERVE   RETAINED
                   PREMIUM   (NOTE(b)     (NOTE(c))    (NOTE(d))      RESERVE     RESERVE  (NOTE 40)   PROFITS    TOTAL
                   RMB'000   RMB'000      RMB'000       RMB'000       RMB'000     RMB'000   RMB'000    RMB'000    RMB'000
                 ---------   ----------   ----------  -------------  -----------   -------  ---------  --------  ---------

Group
At 1             1,006,455     106,809      106,727         27,989      504,957  (720,057)   (28,225) 1,507,498  2,512,153
January 2003

Unrealised
losses on
cashflow
hedges (note
40)

gross                    -           -            -              -            -         -    (71,573)         -    (71,573)

tax                      -           -            -              -            -         -     10,736          -     10,736

Realised
losses on
cashflow
hedges (note
40)

gross                    -           -            -              -            -         -     13,156          -     13,156

tax                      -           -            -              -            -         -     (1,973)         -     (1,973)

Released of
reserves
upon
disposals of
aircraft

gross                    -           -            -              -      (16,787)        -          -     16,787          -

tax                      -           -            -              -        2,518         -          -          -      2,518

Loss
attributable
to Shareholders          -           -            -              -            -         -          -  (9 49,816)  (949,816)

Transfer from
retained
Profits to
reserves
(note (a))               -      36,689       35,821              -            -         -          -    (72,510)         -
                 ---------   ----------   ----------  -------------  ----------- ---------  ---------  --------  ---------
At 31
December 2003    1,006,455     143,498      142,548         27,989      490,688  (720,057)   (77,879)   501,959  1,515,201
                 =========   ==========   ==========  =============  =========== =========  =========  ========  =========
Company

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP


At 1             1,006,455      77,214       77,214         27,908      517,549  (720,057)   (28,225)   1,297,904    2,255,962
January 2003

Unrealised
losses on
cashflow
hedges (note 40)         -           -            -              -            -         -    (71,573)           -      (71,573)

gross tax                -           -            -              -            -         -     10,736                    10,736

Realised
losses on
cashflow
hedges (note
40)

gross                    -           -            -              -            -         -     13,156            -       13,156

tax                      -           -            -              -            -         -     (1,973)           -       (1,973)

Release of
reserves upon
disposals of
aircraft

gross                    -           -            -              -      (80,812)        -          -       80,812          -

tax                      -           -            -              -       12,122         -          -            -       12,122

Loss
for the year             -           -            -              -            -         -          -   (1,247,467)  (1,247,467)
                 ---------      ------       ------         ------      -------   -------     ------    ---------    ---------
       At 31     1,006,455      77,214       77,214         27,908      448,859  (720,057)   (77,879)     131,249      970,963
                 =========      ======       ======         ======      =======   =======     ======    =========    =========
December 2003

(a) For the year ended 31 December 2004, under the PRC Accounting Regulations, the profit for the year of the Company is used to offset the loss incurred in 2003. Accordingly, no profit appropriation of the Company to reserves has been made for the year ended 31 December 2004 (2003: nil). Transfer from retained profits to reserves for the year represents the profit appropriation to reserves of certain subsidiaries of the Company.

(b) Pursuant to PRC regulations and the Company's Articles of Association, the Company is required to transfer 10% of its profit for the year, as determined under the PRC Accounting Regulations, to statutory common reserve fund until the fund aggregates to 50% of the Company's registered capital.

      Statutory common reserve fund can be used to make good previous years' losses, if any, and to issue new shares to shareholders in proportion to their existing shareholdings or to increase the par value of the shares currently held by them, provided that the balance after such issue is not less than 25% of the registered capital.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

(c) Pursuant to PRC regulations and the Company's Articles of Association, the Company is required to transfer 5% to 10% of its profit for the year, as determined under the PRC Accounting Regulations, to the statutory common welfare fund. This fund can only be used to provide staff welfare facilities and other collective benefits to the Company's employees. This fund is non-distributable other than in liquidation.

(d) The Company is allowed to transfer 5% of the profit for the year as determined under the PRC Accounting Regulations, to discretionary common reserve fund. The transfer to this reserve is subject to the approval by shareholder's meetings.

30. DEFERRED TAXATION

      As at 31 December 2004, the deferred tax assets and liabilities (prior to offsetting of balances within the same tax jurisdiction) were made up of taxation effects of the followings:-

                                  2004                                   2003
                         CURRENT   NON-CURRENT    TOTAL     Current   Non-current    Total
                         RMB'000     RMB'000     RMB'000    RMB'000     RMB'000      RMB'000
                        --------   -----------   --------   -------   ----------   ---------
GROUP
Deferred tax assets:-
Tax losses carried
forward                        -       349,562    349,562         -     312,916     312,916

Provision for
obsolete flight
equipment and
spare parts                    -        54,014     54,014         -      41,960      41,960

Repair cost on
flight equipment               -       119,039    119,039         -     160,541     160,541

Provision for
post-retirement
benefits                   4,192        91,060     95,252     2,999      86,734      89,733

Other accrued
expenses                 104,493        16,211    120,704   108,518      13,744     122,262
                        --------   -----------   --------   -------   ----------   ---------
                         108,685       629,886    738,571   111,517     615,895     727,412

Less: unrecognised
assets                         -      (252,120)  (252,120)        -    (258,515)   (258,515)
                        --------   -----------   --------   -------   ----------   ---------
                         108,685       377,766    486,451   111,517     357,380     468,897
                        --------   -----------   --------   -------   ----------   ---------

Deferred tax
liabilities:-
Provision for
overhaul                       -      (106,128)  (106,128)        -    (103,853)   (103,853)

Depreciation and
amortisation                   -      (737,775)  (737,775)        -    (705,385)   (705,385)
                        --------   -----------   --------   -------   ----------   ---------
                               -      (843,903)  (843,903)        -    (809,238)   (809,238)
                        --------   -----------   --------   -------   ----------   ---------
Deferred tax
assets/(liabilities),
net                      108,685      (466,137)  (357,452)  111,517    (451,858)   (340,341)
                        ========   ===========   ========   =======   ==========   =========

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

COMPANY
Deferred tax assets:-
Tax losses carried
forward                        -       349,562    349,562         -     312,916     312,916

Provision for
obsolete flight
equipment and
spare parts                    -        53,108     53,108         -      43,660      43,660

Repair cost on
flight equipment               -       120,071    120,071         -     161,573     161,573

Provision for
post-retirement
benefits                   3,866        78,161     82,027     2,795      77,900      80,695

Other accrued
expenses                  66,838        16,211     83,049    64,371      13,744      78,115
                        --------   -----------   --------   -------   ----------   ---------
                          70,704       617,113    687,817    67,166     609,793     676,959

Less: unrecognised
assets                         -      (252,120)  (252,120)        -    (258,515)   (258,515)
                        --------   -----------   --------   -------   ----------   ---------
                          70,704       364,993    435,697    67,166     351,278     418,444
                        --------   -----------   --------   -------   ----------   ---------
Deferred tax
liabilities:-

Provision for
overhaul                       -       (60,619)   (60,619)        -     (60,441)    (60,441)

Depreciation and
amortisation                   -      (715,481)  (715,481)        -    (672,639)   (672,639)
                        --------   -----------   --------   -------   ----------   ---------
                               -      (776,100)  (776,100)        -    (733,080)   (733,080)
                        --------   -----------   --------   -------   ----------   ---------
Deferred tax
assets/(liabilities),
net                       70,704      (411,107)  (340,403)   67,166    (381,802)   (314,636)
                        ========   ===========   ========   =======   =========    =========

      Deferred income tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current liabilities and when the deferred income taxes relate to the same authority. The following amounts, determined after appropriate offsetting, are shown in the balance sheets:

                                   GROUP                  COMPANY
                             2004        2003        2004        2003
                            RMB'000     RMB'000     RMB'000    RMB'000
Deferred tax assets         395,465      99,771      44,711      49,318
Deferred tax liabilities   (752,917)   (740,112)   (685,114)   (663,954)
                           --------    --------    --------    --------
                           (357,452)   (340,341)   (340,403)   (314,636)
                           ========    ========    ========    ========

      In accordance with PRC tax law, tax losses may be carried forward against future taxable income for a period of five years. As at 31 December 2004, the Company had tax losses carried forward of approximately RMB2,330 million (2003:
RMB2,086 million) which will expire between 2006 and 2009, available to set off against the Company's future taxable income. For the year ended 31 December 2004, the Company did not recognise RMB252,120,000 (2003:

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

RMB258,515,000) of deferred tax asset arising from the tax losses available as management believe it was more likely than not that such tax losses would not be realised before they expire.

      Movement in net deferred taxation liability is as follows:-

                                                       GROUP                                  COMPANY
                                              2004                2003                2004               2003
                                            RMB'000             RMB'000             RMB'000             RMB'000
       At 1 January                         340,341             232,825             314,636              217,941
       Charged/(credited) to                 19,578             118,797              28,234              117,580
income statement
       Charged/(credited) to
equity

         - revaluation reserves                   -             (2,518)                   -             (12,122)
         - unrecognised losses
on

             cashflow hedges                 (2,467)             (8,763)             (2,467)              (8,763)
                                            -------             -------             -------             --------
       At 31 December                       357,452             340,341             340,403             314,636
                                            =======             =======             =======             ========

31.   LONG-TERM PORTION OF OTHER PAYABLE

                                                                                        GROUP
                                                                                2004                2003
                                                                             RMB'000             RMB'000
At 1 January                                                                 151,860             172,250
Less: instalments paid during the year                                       (30,000)            (30,000)
                                                                             -------             -------
                                                                             121,860             142,250
                                                                             -------             -------
Interest accrued during the year (note 6)                                      8,344               9,610

At 31 December                                                               130,204             151,860
Less: Current portion (note 23)                                              (30,000)            (30,000)
                                                                             -------             -------
Long-term portion                                                            100,204             121,860
                                                                             =======             =======

      Balance is unsecured, accrue interest at an effective rate of 6.21% and is repayable by annual instalment of RMB30 million (before taking into account of time value) up to year 2009.

32.   MINORITY INTERESTS

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

                                                                                      GROUP
                                                                                2004                2003
                                                                             RMB'000             RMB'000
At 1 January                                                                 522,713             404,517
Contributions from minority shareholders                                     218,387               5,765
                                                                             -------             -------
Dividends paid to minority shareholders                                      (60,000)                  -
Share of profits of subsidiaries                                             150,108             112,431
At 31 December                                                               831,208             522,713
                                                                             =======             =======

33.   RETIREMENT BENEFIT PLANS AND POST-RETIREMENT BENEFITS

      (a)   Defined contribution retirement schemes

            (i)   Pension

            Substantially all of the Group employees are eligible to participate in the Group's retirement schemes. The Group participates in defined contribution retirement schemes organised by the municipal governments of the various provinces in which the Group operates. The Group is required to make annual contributions to the schemes at rates ranging from 20% to 22% of salary costs including certain allowances calculated in the prior year. Employees contribute at rates ranging from 7% to 8% of their basic salaries. The Group has no other material obligation for the payment of retirement benefits beyond the annual contributions under these schemes. For the year ended 31 December 2004, the Group's pension cost charged to the income statement amounted to RMB146,500,000 (2003: RMB121,200,000).

            (ii)  Medical insurance

            In 1998, the State Council announced that each municipal government should introduce a medical insurance scheme for employees and retirees of all enterprises, of which the detailed policies and regulations were to be set out by individual municipal government.

            In the end of 2000, the Shanghai Municipal Government promulgated the detailed policies and regulations of its medical insurance scheme. In January 2001, the Group joined this scheme under which the Group and its employees contribute approximately 12% and 2% of the employee's basic salaries to the scheme respectively. The Group has no other obligation for the payment of medical expense beyond the annual contributions. For the year ended 31 December 2004, the Group's medical insurance contribution charged to the income statement amounted to RMB76,288,000 (2003:
      RMB65,012,000).

      (b)   Post retirement benefits

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

      In addition to the above retirement schemes, the Group provides retirees with post-retirement benefits including transportation subsidies, social function activities subsidies as well as other welfare. The expected cost of providing these post-retirement benefits is actuarially determined and recognised by using the projected unit credit method, which involves a number of assumptions and estimates including the rate of inflation, discount rate and employees' turnover ratio.

      (i) As at 31 December 2004, the post-retirement benefit obligations recognised in the balance sheets of the Group and the Company were as follows:-

                                              GROUP                                  COMPANY
                                      2004                2003                2004                2003
                                     RMB'000             RMB'000             RMB'000             RMB'000
       Present value of
unfounded post-retirement
benefit obligations                  538,428             514,351             462,997             440,362
       Unrecognised actuarial gains   51,704              51,170              34,948              48,702
                                     -------             -------             -------             -------
       Post-retirement benefit
obligations                          590,132             565,521             497,945             489,064
       Less: current portion
(note 23)                            (27,500)            (19,750)            (25,771)            (18,635)
                                     -------             -------             -------             -------
       Post-retirement benefit
obligations - long-term portion      562,632             545,771             472,174             470,429
                                     =======             =======             =======             =======

      (ii)  Changes in post-retirement benefit obligations are as follows:-

                                               GROUP                                   COMPANY
                                       2004                2003                2004                2003
                                     RMB'000             RMB'000             RMB'000             RMB'000
       At 1 January                  565,521             544,677             489,064             466,068
       Current service

cost                                  20,849              13,064              17,497              11,262
       Interest on

obligation                            29,857              27,235              25,058              23,474
       Actuarial loss

recognised                               998                   -                 998                   -
       Payment made in
the year                             (27,093)            (19,455)            (26,067)            (18,712)

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

 Transfer (to)/from subsidiaries           -                   -              (8,605)          6,972
                                     -------             -------             -------         -------

At 31 December                       590,132             565,521             497,945         489,064
                                     =======             =======             =======         =======

(iii) The costs of post-retirement benefits were recognised under wages, salaries and benefits in the consolidated income statement for the year as follows:-

                                                                               GROUP
                                                                         2004                2003
                                                                      RMB'000             RMB'000
Current service cost                                                   20,849              13,064
Interest on obligation                                                 29,857              27,235
Actuarial loss recognised                                                 998                   -
                                                                       ------              ------
Total (note 5)                                                         51,704              40,299
                                                                       ======              ======

(iv) Principal actuarial assumptions at the balance sheet date are as follows:-

                                                                               GROUP
                                                                         2004                2003
Discount rate                                                           5.00%               5.00%
Annual rate of increase of per
  capita benefit payment                                                1.50%               1.50%
Employees turnover rate                                                 3.00%               3.00%
                                                                       =====               =====

34. STAFF HOUSING BENEFITS

      (a) Staff housing fund

      In accordance with the PRC housing reform regulations, the Group is required to make contribution to the State-sponsored housing fund at a range from 1% to 15% (2003: 1% to 15%) of the specified salary amount of its PRC employees. At the same time, the employees are required to make contribution equal to the Group's contribution out of their salaries. The employees are entitled to claim the entire sum of the fund contribution under certain specified withdrawal circumstances. For the year ended 31 December 2004, the Group's contributions to the housing funds amounted to RMB94,200,000 (2003:
RMB65,300,000) which is charged to the income statement.

      (b) Staff housing allowances

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

      Upon the issuance of the government circulars in 2000, the Company's directors estimated a provision of approximately RMB80,179,000 for staff housing allowance payable to eligible employees who joined in the Group prior to 1998 with reference to staff housing policies already set out by certain provincial governments then. Such provision for staff housing benefits is included in other payables in the Group's consolidated balance sheet as at 31 December 2002.

      In October 2003, the Board of directors approved a new staff housing policy (the "New Staff Housing Policy") which is extended to cover all existing staff who have not been allocated sufficient housing quarters. The benefit level given to the staff under the New Staff Housing Policy is generally higher as compared to the policies to which the Company's directors made reference in 2000.

      Under the New Staff Housing Policy, staff who have not been allocated with any housing quarters or who have not been allocated with a quarter up to the minimum area as set out in the New Staff Housing Policy are entitled to a cash allowance. An eligible staff's entitlement is calculated based on area of quarter entitled and the unit price as set out in the New Staff Housing Policy. The total entitlement is principally vested over a period of 20 years. Upon an employee's resignation, his or her entitlement will cease and any unpaid entitlement related to past services will be paid. Upon the establishment of the New Staff Housing Policy, employees are entitled to a portion of the total entitlement already accrued based on his or her past service period. Such entitlement will be paid over a period of 4 to 5 years. The Group recognised a provision of RMB 340,642,000 as related to its present obligation for its employee's staff housing entitlements, RMB 85,973,000 of which is classified as current portion in other payables in the Group's consolidated balance sheet as at 31 December 2003 (note 23). The incremental obligation of RMB 260,463,000 for staff housing benefits as a result of the New Staff Housing Policy was charged to the 2003's income statement.

      For the year ended 31 December 2004, the staff housing benefit provided under the New Staff Housing Policy amounted to RMB29,253,000 and is charged to the income statement.

35. SUPPLEMENTARY INFORMATION TO THE CONSOLIDATED CASHFLOW STATEMENT

                                                              2004                2003
                                                           RMB'000             RMB'000
Investing activities not affecting cash:-
  Discounts on aircraft acquisition used for
    purchases of flight equipment and spare parts                -              50,220
Financing activities not affecting cash:-
  Finance lease obligations incurred for
    acquisition of aircraft                              3,177,225                   -
                                                         =========              ======

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

36. COMMITMENTS AND CONTINGENT LIABILITIES

      (a)        Capital commitments

      As at 31 December 2004, the Group and the Company had the following capital commitments:-

                                                    GROUP                                   COMPANY
                                               2004                2003                2004                2003
                                            RMB'000             RMB'000             RMB'000             RMB'000
       Authorised and
contracted for:-
         - Aircraft and
related equipment                         8,791,472           7,668,801           8,791,472           7,668,801
         - Other                            437,574             358,415             406,494             358,415
                                         ----------           ---------          ----------          ----------
                                          9,229,046           8,027,216           9,197,966           8,027,216
                                         ----------           ---------          ----------          ----------

       Authorised but not
contracted for:-
         - Aircraft and
related equipment                         3,533,000             723,000           1,900,000                   -
         - Additional
investment in subsidiaries                        -                   -                   -             992,183
         - Other                          2,381,710           1,122,526           2,117,727           1,054,650
                                         ----------           ---------          ----------          ----------

                                          5,914,710           1,845,526           4,017,727           2,046,833
                                         ==========           =========          ==========          ==========

                                         15,143,756           9,872,742          13,215,693          10,074,049
                                         ==========           =========          ==========          ==========

      The above commitments mainly include amounts for acquisition of five A320, two A321, twenty A330, six B737, five A319 and five ERJ145 aircraft (2003: ten A320, two A340, four A321 aircraft and two A340 engines) for delivery between 2005 and 2008 (2003: between 2004 and 2005).

      Contracted expenditures for the above aircraft and related equipment, including deposits prior to delivery, subject to an inflation increase built in the contracts and any discounts available upon delivery of the aircraft, were expected to be paid as follows:-

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

                                                       GROUP AND COMPANY
                                                                    2004
                                                                 RMB'000
  2005                                                         6,945,235
  2006                                                         1,350,420
  2007                                                           495,817
                                                               ---------
                                                               8,791,472
                                                               =========

      (b) Operating lease commitments

      As at 31 December 2004, the Group and the Company had commitments under operating leases to pay future minimum lease rentals as follows:-

                                                   2004                                      2003
                                          AIRCRAFT                                 Aircraft
                                        AND FLIGHT            LAND AND           and flight            Land and
                                         EQUIPMENT           BUILDINGS            equipment           buildings
                                           RMB'000             RMB'000              RMB'000             RMB'000
       GROUP
       Within one year                   1,024,857              19,287            1,063,619              49,532
       In the second year                1,095,792              14,874            1,134,669              12,284
       In the third to fifth
year inclusive                           3,094,495              25,401            2,735,477              24,413
       After the fifth year                550,310              22,139            1,145,355              11,206
                                         ---------              ------            ---------              ------
                                         5,765,454              81,701            6,079,120              97,435
                                         =========              ======            =========              ======
       COMPANY
       Within one year                     831,187              19,207              869,944              45,343
       In the second year                  902,122              14,794              940,995              12,175
       In the third to fifth
year inclusive                           2,397,661              25,379            1,910,171              24,313
       After the fifth year                550,310              22,139            1,080,134              11,206
                                         ---------              ------            ---------              ------
                                         4,681,280              81,519            4,801,244              93,037
                                         =========              ======            =========              ======

37. SEGMENTAL REPORTING

      (a) Primary reporting format by business segment

      The Group operates in one business segment which is the common carriage of passengers, cargo and mail over various routes authorised by CAAC.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

      (b) Secondary reporting format by geographical segment

      The Group's turnover and segment results by geographical segments is analysed as follows:-

                                                                                     OTHER
                                         DOMESTIC     HONG KONG        JAPAN  COUNTRIES(*)         TOTAL
                                          RMB'000       RMB'000      RMB'000       RMB'000       RMB'000
2004
TRAFFIC REVENUES
  - PASSENGER                           8,283,701     2,186,810    1,466,070     3,421,033    15,357,614
  - CARGO AND MAIL                        298,846       592,008      647,181     2,890,325     4,428,360
                                        8,582,547     2,778,818    2,113,251     6,311,358    19,785,974
OTHER OPERATING REVENUES                1,163,205        22,223       16,900        50,474     1,252,802
                                        ---------     ---------    ---------     ---------    ----------
TURNOVER                                9,745,752     2,801,041    2,130,151     6,361,832    21,038,776
                                        ---------     ---------    ---------     ---------    ----------
SEGMENT RESULTS                           226,803       388,497      238,192       471,263     1,324,755
                                        ---------     ---------    ---------     ---------
UNALLOCATED INCOME (NOTE 4)                                                                      154,422
                                                                                              ----------
OPERATING PROFIT                                                                               1,479,177
                                                                                              ==========

2003
Traffic revenues
  - Passenger                           5,591,640     1,627,093      977,610     2,064,684    10,261,027
  - Cargo and mail                        279,003       390,088      588,361     1,929,532     3,186,984
                                        5,870,643     2,017,181    1,565,971     3,994,216    13,448,011
Other operating revenues                  788,811        10,738        8,336        21,262       829,147
                                        ---------     ---------    ---------     ---------    ----------
Turnover                                6,659,454     2,027,919    1,574,307     4,015,478    14,277,158
                                        ---------     ---------    ---------     ---------    ----------
Segment results                          (576,838)      224,683      190,042       322,686       160,573
                                        ---------     ---------    ---------     ---------
Unallocated income (note 4)                                                                       60,890
                                                                                              ----------
Operating profit                                                                                 221,463
                                                                                              ==========

(*) include U.S., Europe and other Asian countries

      The major revenue-earning assets of the Group are its aircraft fleet, all of which are registered in the PRC. Since the Group's aircraft fleet is deployed flexibly across its route network, there is no suitable basis of allocating such assets and the related liabilities to geographical segments and hence segment assets and capital expenditure by segment has not been presented.

38. RELATED PARTY TRANSACTIONS

      (a) Balances with related companies

      (i) Amounts due from/to fellow subsidiaries

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

            Amounts due from/to fellow subsidiaries arising from trading activities are unsecured, interest free and with no fixed terms of repayment. As at 31 December 2004, such balances mainly included the following:-

                  China Eastern Air Northwest Company ("CEA Northwest")
                  Amount of RMB118,433,000 (2003: RMB217,680,000) due to CEA
            Northwest comprised amount of air tickets sold by CEA but uplift by CEA Northwest and operating lease rental charges for aircraft.

                  China Eastern Air Yunnan Company ("CEA Yunnan")
                  Amount of RMB42,087,000 due from CEA Yunnan (2003: amount due to CEA Yunnan RMB129,789,000) comprised amount of air tickets sold by CEA but uplift by CEA Yunnan and operating lease rental charges for aircraft.

                  Nanjing Airlines Co., Ltd. ("Nanjing Airlines")
                  Amount of RMB44,370,000 (2003: RMB15,535,000) due from Nanjing
            Airlines comprised operating lease rental charges for aircraft.

      (ii) Amounts due from/to associates

                  China Eastern Airlines Wuhan Co., Ltd. ("CEA Wuhan Airlines") Amount of RMB19,063,000 (2003: RMB36,099,000) due to CEA Wuhan
            Airlines comprised amount of air tickets sold by CEA but uplift by CEA Wuhan Airlines and operating lease rental income for operating lease of aircraft.

                  Eastern Aviation Import & Export Co., Ltd. ("EAIEC")
                  Amount of RMB47,093,000 (2003: RMB509,249,000) due to EAIEC
            comprised prepayments and purchases of flight equipment and flight equipment spare parts payable to EAIEC.

                  Shanghai Dongmei Aviation Travel Co., Ltd. ("SDATC")
                  Amount of RMB39,485,000 (2003: RMB24,940,000) due from SDATC represented amount of tickets sold by SDATC.

      (iii) Short-term deposits with an associate

            The Group and the Company have short-term deposits of RMB413,870,000 and RMB43,207,000 (2003: RMB214,241,000 and RMB88,124,000) respectively placed with

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

      Eastern Air Group Finance Co., Ltd. ("EAGF"), an associate. The short-term deposits yield interest at an average rate of 0.72% per annum (2003: 0.72% per annum).

      (iv) Short-term loans from an associate

            The Group and the Company have short-term loans of RMB140,765,000 and RMB132,765,000 (2003: RMB860,000,000 and RMB830,000,000) respectively from EAGF. During the year ended 31 December 2004, the weighted average interest rate on the loan was 4.5% per annum (2003: 4.54% per annum).

(b) Guarantee by the holding company

      As at 31 December 2004, unsecured long-term bank loans of the Group and the Company with aggregate amount of RMB2,122,600,000 (2003: RMB1,944,200,000) are guaranteed by CEA Holding (note 26).

(c) Related party transactions

      Except as disclosed in note 8 of the financial statement, the Group had the following material transactions with its related parties during the year ended 31 December 2004, which were, in the opinion of the directors, carried out in the normal course of business:-

      (i) Sublease arrangement with CEA Northwest

            During the year ended 31 December 2004, the Company entered into operating lease agreements with two third-party lessors to lease six A320 aircraft. These aircraft were operated by CEA Northwest from the effective date of the relevant lease to the date of agreement being modified (refer below for details). No agreements were entered into between the Company and CEA Northwest regarding the arrangement, nor written consents obtained from the lessors for the operation of the six A320 by CEA Northwest. Under the lease arrangement, the Company is liable to the lessors for all obligations under the lease agreement. Upon the Board of Directors being notified of the arrangement in August 2004, it appropriately took action and the Company entered into agreements in December 2004 and April 2005 with the third-party lessors, CEA Northwest, and the relevant leasing company to modify the original lease agreement (the "Novation and Amendment Agreements") to completely relieve the Company of the lease obligations for the lease arrangements. From the inception of the lease to the effective date of the Novation and Amendment Agreements, the Company charged CEA Northwest the same amount it paid to the third-party lessors for use of the six A320 aircraft.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

            Under the Novation and Amendment Agreements, the Company was relieved from all obligations related to the original lease arrangements from the inception of the lease and CEA Northwest will become the sole lessee to the amended lease agreements. During 2004, prior to the execution of the Novation and Amendment Agreements, the Company account for the arrangement as a sublease, the lease income of RMB83,241,000 from CEA Northwest are recorded as other operating income, and the same amount paid to the third-party lessors as lease expense.

      (ii) Rescission of lease arrangements with fellow subsidiaries

            During the year ended 31 December 2004, the Group entered into certain lease arrangements to lease aircraft from fellow subsidiaries to operate on certain of the Company's air routes. In connection with the lease arrangements, the Company operated the aircraft, recognising traffic revenue and expenses, relating to payments to independent third parties for fuel, take-off and landing fees, and other costs related to the operation of those aircraft.

            Under PRC Company Law and applicable stock exchange listing rules, certain related party transactions meeting specified thresholds, including lease transactions, require prior approval by the Board of Directors, including the independent directors. Certain of the lease arrangements to lease three A310 aircraft from CEA Northwest and three Bae146 aircraft from Nanjing Airlines, a subsidiary of CEA Northwest, (collectively, the "Leased Aircraft") in 2004 had not been properly authorised and approved in advance by the Board of Directors. Accordingly, as such lease arrangements were not properly approved in advance, the Board of Directors resolved in August and December 2004 to terminate the lease arrangements, and agreement was reached with CEA Northwest to terminate such arrangements. In connection with the termination of the lease arrangements, the Company and CEA Northwest agreed to retroactively rescind the transactions from the inception of the lease arrangements as permitted under PRC laws. The Company has been advised by its external PRC counsel that under PRC law, a transaction can be rendered invalid from inception upon agreement by all parties. However, under IFRS, because the Group actually operated the Leased Aircraft in its normal business operations during the period from the inception to rescission of the lease, the air traffic revenue of RMB440,864,000 and related operating costs of RMB573,893,000 (including the lease charges of RMB192,098,000 and RMB44,695,000 payable to CEA Northwest and Nanjing Airlines respectively) have been recognised in the financial statements of the Company. The impact of the retroactive rescission of the CEA Northwest lease arrangements was for CEA Northwest and Nanjing Airlines to waive amounts owed by the Group totaling RMB133,029,000 (the "Settlement Amount"), which represents the operating losses incurred on the operation of the Leased Aircraft during 2004. The Settlement

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

      Amount was in effect an extinguishment of a financial liability through a reduction of the Group's inter-company payable account with CEA Northwest or Nanjing Airlines, as applicable. The Settlement Amount was recognised as non-operating income for the year ended 31 December 2004 due to its nature being that of a financing transaction. The action of the Board of Directors to disapprove and retroactively rescind such arrangement, with consent from CEA Northwest or Nanjing, was to ensure that the Group's financial position being restored to what it would have been had the lease arrangements never been entered into.

      (iii) In addition to the transaction disclosed above, the Group had the following transactions, with its related parties during the year ended 31 December, 2004:-

                                                                                        INCOME/
                                                                                 (EXPENSES, PAYMENTS OR
                                                                                PURCHASE CONSIDERATION)
                                                                                  2004             2003
 NATURE OF TRANSACTION                        RELATED PARTY                      RMB'000          RMB'000
 WITH CEA HOLDING OR COMPANIES
   DIRECTLY OR INDIRECTLY HELD BY
   CEA HOLDING:-
 Interest income on deposits at        EAGF                                        4,897            4,096
   rates of 0.72% per annum
   (2003: 0.72% per annum)

 Interest expenses on loans at         EAGF                                      (1,150)          (6,396)
   rates of 4.5% per annum
   (2003: 4.54% per annum)

 Commission income on carriage         - CEA Northwest                            93,062           51,667
   service provided by other           - CEA Yunnan                               81,517           50,442
   airlines with air tickets sold      - CEA Wuhan Airlines                       32,396           28,964
   by the Group at fixed rates
   ranging from 3% to 9% of
   value of tickets sold


 Commission expenses on air            - Shanghai Tourism                       (13,201)          (6,046)
   tickets sold on behalf of the           Company
   Group at rates ranging from 3%          (Hong Kong)
   to 9% of value of tickets sold          Limited
                                       - CEA Northwest                          (14,181)         (17,776)
                                       - CEA Yunnan                             (22,494)         (10,743)

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

                                       - Certain other                          (19,402)         (25,466)
                                           subsidiaries
                                           of CEA Holding
                                       - CEA Wuhan                              (32,396)          (8,547)
                                       - Airlines
                                       - SDATC                                   (8,228)         (24,940)

 Handling charges of 0.1% to 2% for    EAIEC                                    (34,270)         (21,393)
   purchase of aircraft, flight,
   equipment flight equipment spare
   parts and other fixed assets

 Ticket reservation service charges    TravelSky Technology                     (86,311)         (71,884)
   for utilisation of computer           Limited
   reservation system

 Repairs and maintenance expenses      CEA Northwest                             (9,535)                -
   for ground service facilities

 Repairs and maintenance expenses      Shanghai Eastern                         (25,445)         (25,361)
   for aircraft and engines              Union Aviation
                                         Wheels & Brakes
                                         Overhaul Engineering
                                         Co., Ltd.

 Lease rental income from operating    CEA Wuhan Airlines                         38,239           31,209
   lease of aircraft

 Lease rental charges for operating    - CEA Northwest                         (199,188)         (69,118)
   lease of aircraft
                                       - Nanjing Airlines                              -         (23,348)
                                       - CEA Yunnan                             (86,341)         (27,726)

 Source of food and beverages          - Eastern Air (Shantou)                  (57,623)         (36,413)
                                           Economic Development
                                           Co., Ltd.
                                       - China Eastern Air                     (188,406)                -
                                           Catering Investment
                                           Co., Ltd
                                       - Shanghai Eastern                              -         (96,984)
                                           Air Catering Co., Ltd
                                       - Qilu Eastern Air                              -          (5,285)
                                           Catering Co., Ltd.
                                       - Qingdao Air Service                           -          (2,518)
                                           Co., Ltd.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

 Advertising expenses                  Eastern Aviation                          (5,629)          (2,676)
                                         Advertising Service
                                         Co., Ltd. ("EAASC")

 Purchase of aviation equipment        Shanghai Eastern                         (14,850)          (3,149)
                                         Aviation Equipment
                                         Manufacturing
                                         Corporation

 Rental expenses                       Shanghai Eastern                          (5,582)          (5,945)
                                         Aviation Equipment
                                         Manufacturing
                                         Corporation

 Investment in China Eastern Air       CEA Holding                               (5,000)                -
   Real Estate Investment Co., Ltd.,
   a company 95% owned by CEA
   Holding

 Investment in an associate, Eastern   CEA Holding                                     -         (43,820)
   Aviation Import & Export Co.
   Ltd., a company 55% owned
   by CEA Holding

 Investment in an associate, China     CEA Holding                                     -        (157,500)
   Eastern Air Catering Investment
   Co., Ltd., 55% interests of
   which is owned by CEA Holding

 Investment in an associate, Shanghai  CEA Holding                                     -          (6,828)
   Dongmei Aviation Travel Co.,
   Ltd., 55% interests of which is
   owned by CEA Holding

(iv) Other related party arrangements with CEA Northwest/CEA Yunnan

      In addition to the related party transactions disclosed above, the Company also has other non-monetary arrangements with CEA Northwest and CEA Yunnan as follows:

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

            - Air routes - In the PRC, air routes are assigned by CAAC. The Company has permitted CEA Northwest and CEA Yunnan to use some of the air routes allocated to the Company during the year of 2004 at no charge to CEA Northwest or CEA Yunnan, as applicable, as the Company did not have sufficient capacity to fully utilise those air routes.

            - Inter-airline billing code - As with all other airlines in the PRC, the Company pays a processing fee to CAAC for use of the ticket settlement system based on the volume of the tickets processed. At the direction of CAAC, the Company has permitted CEA Northwest and CEA Yunnan to use the Company's unique inter-airline billing code ("781") at no incremental charge other than amounts paid to CAAC to facilitate ticket settlement between the airlines. Internal administrative cost for ticket handling and processing are not charged to CEA Northwest and CEA Yunnan.

      (v)   Related party transaction of an associate

            China Eastern Air Catering Investment Co., Ltd, an associate of the Company in which the Company and CEA Holding hold 45% and 55% interest respectively, acquired certain subsidiaries from CEA Holding in an aggregate consideration of RMB263,804,000 during the year ended 31 December 2004.

(d) In accordance with a specific exemption in IAS 24, "Related Party Disclosure", the Group does not accumulate or disclose transactions with other state-owned enterprises as related party transactions.

39.   FINANCIAL RISK MANAGEMENT

      Financial assets of the Group mainly include short-term deposits and bank balances, deposits with and amounts due from related companies, trade receivables, long-term receivables, bank deposits, short-term investments and derivative assets. Financial liabilities of the Group include bank and other loans, obligations under finance leases, amounts due to related companies, trade payables, notes payables, derivative liabilities and other payables.

(a)   Business risk

      The operations of the air transportation industry are substantially influenced by global political and economic development. Accidents, wars, natural disasters, etc. may have material

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

impact on the Group's operations or the industry as a whole. In addition, the Group conducts its principal operations in the PRC and accordingly is subject to special consideration and significant risks not typically associated with companies in the United States of America and Western Europe. These include risks associated with, among others, the political, economic and legal environment, competition and influence of CAAC in the PRC civil aviation industry.

(b)   Price risk

      The Group's results of operations may be significantly affected by the fluctuation of the fuel prices which is a significant expense for the Group. While the international fuel prices are determined by worldwide market demand and supply, domestic fuel prices are regulated by CAAC. It is the Group's plan to strengthen the control over the fuel price risk through financial derivatives.

(c)   Interest rate risk

      The Group has significant bank borrowings and is exposed to risk arising from changes in market interest rates. To hedge against the variability in the cashflow arising from a change in market interest rates, the Group entered into certain interest rate swaps during the year (note 40(a)). The interest rates and terms of repayment of loans made to the Group are disclosed in notes 25, 26 and 27.

(d)   Credit risk

      The Group has no significant concentrations of credit risk. The Group has policies in place to ensure that sales of products and services are made to customers with an appropriate credit history. The Group also receives deposit from customers and counter-parties, where appropriate, if they require credit. A major portion of sales is conducted through sales agents and majority of these agents is connected to various settlement plans and/or clearing systems which have tight requirements on credit standing of these agents.

      Transactions in relation to derivative financial instruments are only carried out with financial institutions of high reputation. The Group has policies that limit the amount of credit exposure to any one financial institution.

      (i)   Deposits with an associate and cash and bank balances

            Substantially all the Group's cash and bank balances are placed with a number of international and PRC banks and an associate, EAGF. Amount placed with any one

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

      institution is subject to a cap. Regular assessment of credit ratings on these institution has been performed. Details of deposits placed with EAGF have been disclosed in note 38(a)(iii).

      (ii)  Trade receivables

            These are mainly tickets sales receivable from sales agents and receivables related to uplifts by the Company on behalf of other carriers which are spread among numerous third parties.

      (iii) Other receivables

      These are spread among numerous third parties.

(e)   Liquidity risk

      The Group's primary cash requirements have been for additions of and upgrades on aircraft and flight equipment and payments on related debts. The Group finances its working capital requirements through a combination of funds generated from operations and short-term bank loans. The Group generally acquires aircraft through long-term finance leases. To take advantage of the low interest rate for long-term loans, recently the Group also purchased certain number of aircraft through long-term loans from banks in the PRC.

      The Group generally operates with a working capital deficit. As at 31 December 2004, the Group's net current liabilities amounted to RMB 12,502 million (2003: RMB9,941 million). For the year ended 31 December 2004, the Group recorded a net cash inflow from operating activities of RMB3,266 million (2003:
RMB3,163 million), a net cash outflow from investing activities and financing activities of RMB2,745 million (2003: RMB3,541 million), and an increase in cash and cash equivalents of RMB521 million (2003: decrease of RMB378 million).

      The directors of Company believe that cash from operations and short-term bank borrowings will be sufficient to meet the Group's operating cashflow. Due to the dynamic nature of the underlying businesses, the Group treasury aims at maintaining flexibility in funding by keeping credit lines available. The directors of the Company believe that the Group has obtained sufficient general credit facilities from PRC banks for financing future capital commitments and for working capital purposes.

(f)   Foreign currency risk

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

      The Group's finance lease obligation as well as certain bank and other loans are denominated in US dollars, Japanese Yen and Euro, and certain expenses of the Group are denominated in currencies other than RMB. The Group generates foreign currency revenues from ticket sales made in overseas offices and would normally generate sufficient foreign currencies after payment of foreign currency expenses, to meet its foreign currency liabilities repayable within one year. RMB against US dollars had been comparatively stable in the past. However, RMB against Japanese Yen and Euro had experienced a significant level of fluctuation over the past two years which is the major reason for the significant exchange differences recognised by the Group for the years ended 31 December 2003 and 2004.

      The Group enters into certain foreign currency forward contracts with PRC banks to hedge against foreign currency risk (note 40).

(g)   Fair value

      The carrying amounts and estimated fair value of the Group's significant financial assets and liabilities at 31 December 2004 are set out as follows:-

                                                            GROUP AND COMPANY
                                              2004                                     2003
                                   CARRYING                                Carrying
                                    AMOUNT            FAIR VALUE            amount            Fair value
                                   RMB'000             RMB'000             RMB'000             RMB'000
Long-term bank loans              10,705,637           9,878,592          11,222,923          10,131,805
Obligations under
 finance leases                    8,662,286           8,382,324           7,100,886           7,069,346
Long-term bank deposits            1,908,398           1,990,832           1,743,924           1,840,139
                                  ==========           =========          ==========          ==========

      The fair values of the long-term bank loans, obligation under finance leases and long-term bank deposits are estimated by applying a discounted cashflow approach using current market interest rates for similar indebtedness/investment.

      The fair value of cash and bank balances, trade receivables, other receivables, amounts due from and to related companies, trade payables, notes payables, other payables and short-term bank loans are not materially different from their carrying amounts because of the short maturities of these instruments.

      Fair value estimates are made at specific point in time and are based on relevant market information. This estimate is subjective in nature and involves uncertainties and matters of

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

significant judgement and therefore cannot be determined with precision. Changes in valuation methods and assumptions could significantly affect the estimates.

40.   DERIVATIVE FINANCIAL INSTRUMENTS

                                                                                   GROUP AND COMPANY
                                                                              ASSETS           LIABILITIES
                                                                             RMB'000             RMB'000
AT 31 DECEMBER 2004

INTEREST RATE SWAPS (NOTE (a))                                                11,571              19,447
FORWARD FOREIGN EXCHANGE CONTRACTS (NOTE (b))                                      -             100,196
                                                                              ------             -------

                                                                              11,571             119,643
                                                                              ======             =======
At 31 December 2003
Interest rate swaps (note (a))                                                 2,814              40,390
Forward foreign exchange contracts (note (b))                                      -              54,047
                                                                              ------             -------

                                                                               2,814              94,437
                                                                              ======             =======

(a)   Interest rate swaps

      The Group uses interest rate swaps to reduce risk of changes in market interest rates (note 39(c)). The interest rate swaps entered into by the Group generally for swapping variable rates, usually reference to LIBOR, with fixed rates. The Group's interest rate swaps fulfill the criteria for hedge accounting and are accounted for as cashflow hedge. As at 31 December 2004, the notional amount of the outstanding interest rate swap agreements was approximately US$437 million (2003: US$164 million) which will expire between 2006 and 2013. For the year ended 31 December 2004, a net gain of RMB29,700,000 (2003: loss of RMB315,000) arising from changes in the fair value of the interest rate swaps subsequent to initial recognition is recognised directly in the hedging reserve (note 29).

(b)   Forward foreign exchange contracts

      The Group uses currency forward contracts to reduce risks of changes in currency exchange rates in respect of ticket sales and expenses denominated in foreign currencies (note 39(f)). These contracts were generally entered for sales of Japanese Yen and purchases of U.S. dollars at fixed exchange rates. The Group's currency forward contracts qualify for hedge accounting and are accounted for as cashflow hedges of firm commitments. As at 31 December 2004, the notional amount of the outstanding currency forward contracts were approximately US$226 million (2003: US$237 million). These currency forward contracts will expire between 2006 and 2010. For the

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

year ended 31 December 2004, a net loss of RMB46,149,000 (2003: RMB58,102,000)
arising from changes in the fair value of these foreign currency forwards subsequent to initial recognition is recognised directly in the hedging reserve (note 29).

41.   ULTIMATE HOLDING COMPANY

      The directors regard CEA Holding, a company established in the PRC, as being the immediate holding and the ultimate holding company.

42.   POST BALANCE SHEET DATE EVENT

      On 2 March 2005, the Company entered into an agreement with United Technologies Far East Limited ("UTFEL"), to establish Hamilton Sundstrand (Shanghai) Aerospace Technology Limited ("HSSATL"), a jointly controlled entity which will be principally engaged in the provision of repair and maintenance services for auxiliary power units of aircraft in the PRC. The registered capital of HSSATL is US$8,900,000, which is to be contributed by the Company and UTFEL in proportion of 51% and 49% respectively.

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

INDEBTEDNESS

BORROWINGS

      As at the close of the business on 31st March, 2005, being the latest practicable date for the purpose of this indebtedness statement prior to the printing of this circular, the Group had the following borrowings:

                                                                                UNSECURED
                                                    SECURED           GUARANTEED           NON-GUARANTEED      TOTAL
                                                    RMB'000             RMB'000                RMB'000        RMB'000
Short-term bank loans                                      -                   -              8,257,539      8,257,539
Notes payable                                              -                   -              1,379,566      1,379,566
Long-term bank loans                               6,927,275           2,060,100              1,296,325     10,283,700
Finance lease obligations                          8,311,929                   -                      -      8,311,929
Loans from an associate,
  Eastern Air Group
  Finance Co., Ltd.                                        -                   -                215,765        215,765
                                                  ----------           ---------             ----------     ----------

                                                  15,239,204           2,060,100             11,149,195     28,448,499
                                                  ==========           =========             ==========     ==========

      Secured long-term bank loans and other loans were secured by certain aircraft with an aggregate carrying amount of RMB12,859,224,000. In addition, secured long-term bank loans of approximately RMB1,040,414,000 were guaranteed by Export-Import Bank of the United States, China Industrial and Commercial Bank and China Construction Bank.

      The unsecured guaranteed long-term bank loans were guaranteed by CEA Holding.

      Finance lease obligations were secured by the related aircraft under finance leases with an aggregate carrying amount of RMB10,161,397,000, long-term bank deposits amounting to RMB1,852,028,000 and the relevant insurance policies and bank guarantees.

MATERIAL CAPITAL COMMITMENTS

      Other than the capital commitments of the Group as at 31st December 2004 disclosed in Note 36(a) of the audited consolidated financial statements of the Group set out in Appendix I to, and the subject of, this circular, the Group entered into an aircraft purchase agreement with a vendor subsequent to 31st December 2004 and up to the Latest Practicable Date under which the Group committed to purchase 5 aircraft with engines which are expected to be delivered to the Group in

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

stages from August 2005 to April 2006. The total asset value of the aircraft (as determined based on the relevant price catalog) amounts to be approximately RMB910,000,000. The aggregate consideration for the aircraft to be paid by the Group, determined on a commercial decision basis after arm's length negotiations, is less than the total value of the aircraft as stated above. The consideration is payable in cash by instalments and is being funded principally by way of financing arrangements with banks or financial institutions or out of internal resources according to the Group's financial position at the relevant time.

      In addition, China Aviation Supplies Import & Export Corporation, as the agency company in the PRC in respect of import and export of civil aircraft, entered into an agreement with a vendor regarding the proposed purchase of certain aircraft for future use by various PRC airline companies. The Company is one of such airline companies and, as currently contemplated, will take up 15 aircraft under the agreement. Details regarding the Company's actual purchase of such 15 aircraft are however yet to be considered and discussed, and the formal agreement has not been signed up to the Latest Practicable Date.

      Please also refer to the matters set out and as contemplated under the paragraph headed "Management discussion and analysis - Subsequent significant event" in this appendix.

DISCLAIMER

      Save as aforesaid and apart from intra-group liabilities and normal trade payables in the ordinary course of business, the Group did not have any outstanding debt securities issued and outstanding or authorized or otherwise created but unissued, term loans, other borrowings or indebtedness in the nature of borrowing including bank overdrafts, liabilities under acceptances (other than normal trade bills), acceptance credits, hire purchase commitments, mortgages and charges, material contingent liabilities or guarantees outstanding at the close of business on 31st March, 2005.

      The Directors have confirmed that there has not been any material change in the indebtedness and contingent liabilities of the Group since 31 March 2005 and up to the Latest Practicable Date.

SUFFICIENCY OF WORKING CAPITAL

      The Directors are of the opinion that, after taking into account the Group's present internal resources and available banking facilities, the Group has sufficient working capital for its present requirements for at least 12 months from the date of this circular, having considered the matters set

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

out and as contemplated under the paragraph headed "Management discussion and analysis - Subsequent significant event" in this appendix.

MANAGEMENT DISCUSSION AND ANALYSIS

OPERATING RESULTS

2004 COMPARED TO 2003

Turnover

      The Group's turnover increased 47.4% from RMB14,277 million in 2003 to RMB21,039 million in 2004. This increase was primarily due to an increase of the Group's passenger and cargo revenues, which were net of the applicable PRC sales tax.

      Traffic revenues from the Group's passenger as well as cargo and mail transportation business increased 47.1% from RMB13,448 million in 2003 to RMB19,786 million in 2004. Compared to 2003, the average aircraft daily utilization increased by 1.7 hours to 9.7 hours in 2004.

      Passenger revenues, which accounted for 77.6% of the Group's total traffic revenues in 2004, increased 49.7% from RMB10,261 million in 2003 to RMB15,358 million in 2004. This increase was primarily due to the market recovery following the end of severe acute respiratory syndrome (SARS) and the increase of the Group's transportation capacity.

      The Group's domestic passenger revenues, which accounted for 53.9% of its total passenger revenues, increased 48.1% from RMB5,592 million in 2003 to RMB8,284 million in 2004. This increase was principally a result of the growing market demand following the end of SARS and the expansion of the Group's transportation capacity, including the launch of new routes and increase in the number of flights. Compared to 2003, the Group's domestic passenger traffic increased by 40.8% in 2004, and its domestic passenger load factor increased from 64.8% in 2003 to 70.3% in 2004. As a result of the favorable condition in the domestic passenger market since the end of 2003, the Group increased capacity on its domestic routes by 29.7% in 2004. The Group's domestic passenger yield increased from RMB0.54 in 2003 to RMB0.57 in 2004 per passenger-kilometer. This increase was principally a result of the increased pricing level due to strong demand in the domestic transportation.

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

      Hong Kong passenger revenues, which accounted for 14.2% of the Group's total passenger revenues, increased 34.4% from RMB1,627 million in 2003 to RMB2,187 million in 2004. This increase was primarily due to the market recovery following the end of SARS and the increase in the number of business and leisure travelers. Hong Kong passenger traffic increased by 57.1% in 2004 over that of 2003. In order to meet market demand, the Group increased the passenger capacity on its Hong Kong routes by 31.6% in 2004. The Group's Hong Kong passenger load factor increased from 52.4% in 2003 to 62.6% in 2004, and its Hong Kong passenger yield decreased from RMB0.84 in 2003 to RMB0.72 in 2004 per passenger-kilometer. The decrease in passenger yield on Hong Kong routes was primarily due to (1) an increase in the number of leisure travelers subscribing for package air tickets at a discounted price, (2) various promotions offered by the Group and (3) competition from other airlines.

      International passenger revenues, which accounted for 31.8% of the Group's total passenger revenues, increased 60.7% from RMB3,042 million in 2003 to RMB4,887 million in 2004. This increase was mainly due to the market recovery following the end of SARS and the increasing demand as a result of the recovering global economy in 2004. As a result, international passenger traffic increased by 74.1% in 2004 compared to 2003. The Group's international passenger capacity increased by 58.2% in 2004 compared to 2003. The Group's international passenger load factor increased from 56.7% in 2003 to 62.4% in 2004. The Group's international passenger yield decreased from RMB0.53 in 2003 to RMB0.49 in 2004 per passenger-kilometer. This decrease was primarily due to competition and the increase in the number of leisure travellers subscribing for package air tickets at a discounted price.

      The Group generates cargo and mail revenues from the transportation of cargo and mail on its designated cargo aircraft as well as from the carriage of cargo and mail on passenger aircraft. Revenues from cargo and mail operations, which accounted for 21.1% of the Group's total transportation revenues in 2004, increased 39.0% from RMB3,187 million in 2003 to RMB4,428 million in 2004. This increase was primarily due to the increasing demand for cargo transportation driven by the continuing rapid growth of China's economy following its accession to the World Trade Organization, the increase of the Group's transportation capacity as well as the increase of its market share. The Group's cargo and mail traffic (as measured in revenue freight tonne-kilometers) increased 44.6% from 1,297 million revenue freight tonne-kilometers in 2003 to 1,875 million revenue freight tonne-kilometers in 2004. This increase was primarily due to a significant increase in the capacity of the Group's cargo transportation which resulted from the completion of the remodeling of MD-11 passenger aircraft into freighters, launch of new routes as well as an increase in the number of passenger flights which also carry cargo. Cargo yield decreased from RMB2.46 in

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

2003 to RMB2.36 in 2004 per cargo tonne-kilometer. This decrease was primarily due to intensified competition.

      Other operating revenues are primarily generated from airport ground services and ticket handling services. Airport ground services include loading and unloading, aircraft cleaning, fueling and ground transportation of cargo and passenger luggage for airlines operating to or from Hong Qiao International Airport and Pudong International Airport. The Group is currently the principal provider of airport ground services at both Hong Qiao International Airport and Pudong International Airport. Other operating revenues increased 51.1% from RMB829 million in 2003 to RMB1,253 million in 2004, which is higher than the 39.0% growth rate achieved in 2003. This increase was mainly due to the increase in the number of flights following the end of SARS and the enhancement of the Group's capability in carriage, storage and handling of cargo with the establishment of Shanghai Eastern Logistics Co., Ltd., a subsidiary of the Company.

      Other net operating income included rental income from operating sublease of aircraft and government subsidy net of loss on disposal of aircraft and engines. The Group's other operating income increased to RMB154 million in 2004 from RMB61 million in 2003. This increase was primarily due to a significant increase in rental income from operating sublease of aircraft.

Operating expenses

      The Group's total operating expenses increased 39.7% from RMB14,117 million in 2003 to RMB19,714 million in 2004. This increase was primarily due to increases in aviation fuel expenses, aircraft depreciation and operating lease expenses, take-off and landing charges, food and beverage expenses, salary costs, commission expenses and other expenses. The Group's total operating expenses as a percentage of its turnover decreased from 98.9% in 2003 to 93.7% in 2004.

      Aviation fuel expenses increased 78.3% from RMB3,045 million in 2003 to RMB5,430 million in 2004. This increase was principally a result of the Group's business expansion in 2004 and the increased international aviation fuel prices in 2004. In 2004, the Group consumed a total of 1,454,500 tonnes of aviation fuel, representing an increase of 42.1% compared to 2003. In 2004, the weighted average domestic and international fuel prices paid by the Group compared to 2003 increased by approximately 24.4% and 30.6%, respectively.

      Aircraft depreciation and operating lease expenses increased 28.8% from RMB2,851 million in 2003 to RMB3,672 million in 2004. This increase was primarily due to the Group's fleet

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

expansion. Other depreciation, amortization and operating lease expenses increased from RMB495 million in 2003 to RMB496 million in 2004.

      The wages, salaries and benefits increased 28.8% from RMB1,449 million in 2003 to RMB1,866 million in 2004. This increase was primarily due to an increase in the number of staff resulting from the expansion of the Group and its main operations as well as an increase in staff's average salaries with the introduction of an incentive compensation plan that is linked to profit. The increase was also partially attributable to the introduction of an incentive plan for the Group's pilots that links allowances to flying hours.

      Take-off and landing charges increased 34.0% from RMB2,254 million in 2003 to RMB3,020 million in 2004, which accounted for 15.3% of the Group's total operating expenses in 2004. This increase was primarily due to the expansion of the Group's business and the increased number of flights.

      Aircraft maintenance expenses were RMB1,396 million in 2004, compared to RMB1,329 million in 2003, an increase of 5.0%. This increase was mainly due to the increased aircraft maintenance performed as a result of the increase in the number of the Group's flights in 2004.

      Commission expenses increased 66.0% from RMB465 million in 2003 to RMB772 million in 2004. This increase was primarily due to the increase in the revenues of the Group's domestic and international businesses.

      Food and beverage expenses increased 39.9% from RMB542 million in 2003 to RMB758 million in 2004. This increase was primarily due to an increase in the number of travelers which was partially offset by a decrease of the average cost of food and beverage as a result of the Group's cost-control initiatives.

      Office and administration expenses increased by 26.5% from RMB1,058 million in 2003 to RMB1,338 million in 2004. This increase was primarily due to an increase in pilot and aircrew training expenses, overseas expenses as well as travel expenses.

      Other operating expenses increased 53.8% from RMB628 million in 2003 to RMB966 million in 2004. Other operating expenses mainly included Societe Internationale de Telecommunications Aeronautiques (SITA) ticket reservation system charges, SITA departure control system charges, civil aviation infrastructure levy, provision for obsolescence of flight equipment spare parts, maintenance expenses and loss on disposal of other fixed assets, insurance

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

costs, investment income and expenses relating to the newly-established Shanghai Eastern Logistics Co., Ltd. This increase was mainly attributable to increases in SITA ticket reservation system charges, SITA departure control system charges, civil aviation infrastructure levy as well as expenses relating to the newly-established Shanghai Eastern Logistics Co., Ltd.

Non-operating income

      Non-operating income was RMB133 million in 2004, which was due to the rescission of certain related party lease arrangements with CEA Northwest. For more details, please see Note 38(c)(ii) to the Group's audited consolidated financial statements for the fiscal year ended 31st December, 2004.

Net profits

      As a result of the foregoing, net profit attributable to shareholders was RMB514 million in 2004 compared to a loss of RMB950 million in 2003.

Fixed assets

      The Group had approximately RMB30.2 billion of fixed assets as of 31st December, 2004, including aircraft and flight equipment with a value of approximately RMB27.2 billion, while the Group had approximately RMB26.8 billion of fixed assets as of 31st December, 2003, including aircraft and flight equipment with a value of approximately RMB23.8 billion. Fixed assets are initially recognized at cost and are subsequently stated at revalued amount, being its fair value at the date of revaluation less any subsequent accumulated depreciation.

      Valuation of fixed assets is based on market conditions and global economic factors that the Group may not control. The determination of fair value requires significant judgment, including judgment on valuations by the Company's management and/or by independent professional appraisers. The Company's directors have reviewed the carrying value of the Group's fixed assets as of 31st December, 2004 and are of the opinion that the carrying amount is not materially different from the fair value of the Group's fixed assets.

2003 COMPARED TO 2002

Turnover

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

      The Group's turnover increased from RMB13,079 million in 2002 to RMB14,277 million in 2003, or 9.2%, reflecting increase in its domestic passenger and cargo revenues. These revenues were net of the applicable PRC sales tax and civil aviation infrastructure levies.

      Revenues from the Group's passenger and cargo and mail transportation business increased from RMB12,482 million in 2002 to RMB13,448 million in 2003, or 7.7%. Compared to 2002, the average aircraft daily utilization decreased by
0.6 hours to 8.0 hours in 2003.

      Passenger revenues, which accounted for 76.3% of the Group's total transportation revenues in 2003, increased from RMB10,038 million in 2002 to RMB10,261 million in 2003, or 2.2%, reflecting increase in domestic passenger revenues driven by the recovery of the domestic passenger market during the second half of 2003. Passenger revenues in the second half of 2003 were RMB6,555 million, representing an increase of 21.3% from RMB5,405 million in the second half of 2002.

      The Group's domestic passenger revenues, which accounted for 54.4% of the Group's total passenger revenues, increased from RMB4,670 million in 2002 to RMB5,592 million in 2003, or 19.7%, primarily because it took advantage of the opportunities created by the recovery of the domestic passenger market during the second half of 2003 and attracted more customers. Domestic passenger revenues in the second half of 2003 were RMB3,651 million, representing an increase of 46.9% from RMB2,485 million in the second half of 2002. Compared to 2002, the Group's domestic passenger traffic increased by 21.0% in 2003, and the Group's domestic passenger load factor increased from 63.1% in 2002 to 64.8% in 2003. In response to the market demand, the Group increased capacity on its domestic routes by 17.9% in 2003. The Group's domestic passenger yield decreased slightly from RMB0.55 in 2002 to RMB0.54 in 2003 per passenger-kilometer, primarily due to competition in the domestic market.

      Hong Kong passenger revenues, which accounted for 15.9% of the Group's total passenger revenues, decreased from RMB1,911 million in 2002 to RMB1,627 million in 2003, or 14.9%, primarily due to the adverse effect on the traffic volume on its Hong Kong regional routes by the outbreak and spread of SARS in Hong Kong and other areas in China. Hong Kong passenger traffic decreased by 13.4% in 2003 over that of 2002. In order to increase its market share and in response to competition on its Hong Kong routes, the Group increased the passenger capacity on its Hong Kong routes by 1.2% in 2003. The Group's Hong Kong passenger load factor decreased from 61.2% in 2002 to 52.4% in 2003, and its Hong Kong passenger yield decreased from RMB0.86 in 2002 to RMB0.84 in 2003 per passenger-kilometer. The decrease in passenger load factor and passenger yield on Hong Kong routes was also attributable to competition from other airlines.

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

      International passenger revenues, which accounted for 29.7% of the Group's total passenger revenues, decreased from RMB3,457 million in 2002 to RMB3,042 million in 2003, or 12.0%. The decrease in international passenger revenues mainly reflected decreased international passenger traffic caused by SARS. Starting from the end of 2002 until mid June 2003, most areas of China were affected by SARS. The SARS-related travel advice issued by the World Health Organization as well as governmental agencies and private companies of other countries significantly discouraged business travelers and tourists to travel to China. Other factors such as the Iraq war and the terrorist activities also affected the international traffic. As a result, international passenger traffic decreased by 22.7% in 2003 over that of 2002. The Group's international passenger capacity decreased by 5.9% in 2003 compared to 2002. The Group's international passenger load factor decreased from 68.9% in 2002 to 56.7% in 2003. However, the Group's international passenger yield increased from RMB0.46 in 2002 to RMB0.53 in 2003 per passenger-kilometer primarily because the increase in customers who flied business class on its international routes and the appreciation of certain foreign currencies against Renminbi in 2003.

      The Group generates cargo and mail revenues from the transportation of cargo and mail on its designated cargo aircraft as well as from the carriage of cargo and mail on passenger aircraft. Revenues from cargo and mail operations, which accounted for 23.7% of the Group's total transportation revenues in 2003, increased from RMB2,445 million in 2002 to RMB3,187 million in 2003, or 30.4%. The increase in the Group's cargo revenues was primarily the result of its increased freight charges in response to the increased demand. The demand was driven by increased importation and exportation after China's admission to the World Trade Organization, or WTO. The Group's cargo and mail traffic (as measured in revenue freight tonne-kilometers) increased from 1,023 million revenue freight tonne-kilometers in 2002 to 1,297 million revenue freight tonne-kilometers in 2003, or 26.7%. In response to the rapid growth in its cargo and mail operations, the Group successively remodeled three MD-11 passenger aircraft into freighters in the second half of 2003. Cargo yield increased from RMB2.39 in 2002 to RMB2.46 in 2003 per cargo tonne-kilometer primarily as a result of increased market demand.

      Other operating revenues are primarily generated from airport ground services and ticket handling services. Airport ground services include loading and unloading, aircraft cleaning, fueling and ground transportation of cargo and passenger luggage for airlines operating to or from Hong Qiao International Airport and Pudong International Airport. Other operating revenues increased from RMB596 million in 2002 to RMB829 million in 2003, or 39.0%, which is higher than the 25.8% growth rate achieved in 2002. The increase in other operating revenues in 2003 was mainly due to increase in the Group's airport ground service revenues as a result of increased volume of

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

imported and exported goods after China's admission to the WTO. It is also attributable to the increase in the Group's commission revenues generated from its ticket handling services provided to other airlines.

Operating expenses

      The Group's total operating expenses increased from RMB12,297 million in 2002 to RMB14,117 million in 2003, or 14.8%, reflecting mainly increase in aviation fuel expenses, wages, salaries and benefits, other depreciation, amortization and operating lease expenses, aircraft maintenance expenses, commissions and take-off and landing charges. The Group's total operating expenses as a percentage of its turnover increased from 94.0% in 2002 to 98.9% in 2003.

      Aviation fuel expenses increased from RMB2,564 million in 2002 to RMB3,045 million in 2003, or 18.8%, primarily as a result of increased fuel prices and the expansion of the Group's fleet. In 2003, the Group consumed a total of 1,023,700 tonnes of aviation fuel, representing an increase of 8.8% compared to 2002. In 2003, due to the Iraqi war, the weighted average domestic and international fuel prices paid by the Group increased by approximately 10.6% and 3.6%, respectively.

      Aircraft depreciation and operating lease expenses increased from RMB2,455 million in 2002 to RMB2,851 million in 2003, or 16.1%. Other depreciation, amortization and operating lease expenses increased from RMB400 million in 2002 to RMB495 million in 2003, or 23.7%, primarily due to the expansion of the Group's fleet.

      The wages, salaries and benefits increased from RMB1,036 million in 2002 to RMB1,449 million in 2003, or 39.9%, mainly because the Group's work force increased by approximately 5% compared to 2002, and in order to meet the requirements of its fleet expansion, most of the Group's newly hired staff are pilots and cabin crew that are paid relatively high compared to its average salaries. In addition, in accordance with relevant government regulations and with reference to the policies implemented by enterprises in nearby regions, the Group formulated a staff housing allowance plan in 2003. The housing allowance standards under the new housing plan are higher than the standards to which the Group made references in 2000 in making provisions. Moreover, the number of employees who are qualified to receive housing allowance also increased in 2003. As a result, the Group recognized provisions of RMB340 million as of 31st December, 2003, which amount is RMB260 million higher than the provisions of RMB80 million that it made in 2000. The increased amount of the provisions was fully charged to the Group's income statement for its fiscal year ended 31st December, 2003.

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

      Take-off and landing charges increased from RMB1,988 million in 2002 to RMB2,254 million in 2003, or 13.4%, which accounted for 16.0% of the Group's total operating expenses in 2003, primarily due to the mandatory increase in the take-off and landing charges for domestic flights by the Civil Aviation Administration of China, effective September 1, 2002, and a 20.1% increase in 2003 in its domestic flight take-offs and landings compared to 2002.

      Aircraft maintenance expenses were RMB1,329 million in 2003, compared to RMB1,078 million in 2002, an increase of 23.3%. This increase is mainly due to increased number of aircraft and engines that were subject to overhaul in 2003, and increased maintenance of aircraft that were temporarily out of service during the period of SARS.

      Commission expenses increased from RMB380 million in 2002 to RMB465 million in 2003, or 22.5%, primarily due to commission payments to CEA Northwest and CEA Yunnan that began to sell the Group's passenger tickets since March 2003.

      Food and beverage expenses decreased from RMB606 million in 2002 to RMB542 million in 2003, or 10.6%, primarily due to decreased provision of food and beverage during the period of SARS, and the Group's effective control over purchases and provision of food and beverage, which is partially offset by the increased expenses resulted from the increased traffic volume on domestic routes.

      Other operating expenses increased from RMB574 million in 2002 to RMB628 million in 2003, or 9.4%. Other operating expenses included provision for obsolescence of flight equipment spare parts, maintenance expenses of other fixed assets, computer and telecommunications expenses and other expenses. The increase was mainly attributable to increase in provision for obsolescence of flight equipment spare parts and maintenance expenses for the Group's office building in Pudong.

Net losses

      The net losses attributable to shareholders was RMB950 million in 2003, compared to a net profit of RMB86 million in 2002.

Fixed assets

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

      The Group had approximately RMB26.8 billion of fixed assets as of 31st December, 2003, including aircraft and flight equipment with a value of approximately RMB23.8 billion, while it had approximately RMB20.5 billion of fixed assets as of 31st December, 2002, including aircraft and flight equipment with a value of approximately RMB17.8 billion. Fixed assets are initially recognized at cost and are subsequently stated at revalued amount, being its fair value at the date of revaluation less accumulated depreciation.

      In view of recent volatility in the global aviation industry and change in market value for aircraft, on 31st December, 2002, the Group conducted a revaluation on its fixed assets pursuant to the requirements of International Financial Reporting Standards. As a result of the revaluation, the Group recognized a net revaluation surplus of RMB137 million in the revaluation reserve and a revaluation deficit of RMB172 million in the income statement.

      Valuation of fixed assets is based on market conditions and global economic factors that the Group may not control. The determination of fair market value requires significant judgment, including judgment on valuations by the Company's management and/or by independent professional appraisers.

      The revaluation deficit on fixed assets as recognized in 2002 is a non-cash charge and has no impact on the Group's cash flows. It is not an indication of any impairment of the Group's fleet.

LIQUIDITY AND CAPITAL RESOURCES

      The Group finances its working capital requirements through a combination of funds generated from operations and short-term bank loans. As a result, the Group's liquidity would be adversely affected to the extent there is a significant decrease in demand for the Group's services, or any delay in obtaining bank loans. As of 31st December, 2002, 2003 and 2004, the Group had cash and cash equivalents of RMB1,945 million, RMB1,583 million and RMB2,114 million, respectively. In 2002, 2003 and 2004, the Group's net cash inflows generated from operating activities were RMB2,160 million, RMB3,163 million and RMB3,266 million, respectively, while its net cash used in investment activities were RMB4,543 million, RMB7,305 million and RMB2,433 million, respectively. In the past three years, the Group's primary cash requirements were the funds for the acquisitions and upgrades of aircraft and flight equipment and debt repayments.

      In 2002, 2003 and 2004, payment of advances on aircraft and flight equipment were RMB2,600 million, RMB1,296 million and RMB2,077 million, respectively, while additions of

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

aircraft and flight equipment were RMB1,004 million, RMB5,560 million and RMB1,207 million, respectively. The Group financed the additions to its aircraft and flight equipment primarily through lease arrangements, bank loans, and funds generated from operations. Funds generated from disposal of old aircraft and flight equipment and other fixed assets and equipment (including by way of exchange) totaled RMB150 million, RMB92 million and RMB668 million in 2002, 2003 and 2004, respectively. Net cash generated from financing activities was RMB2,956 million and RMB3,764 million in 2002 and 2003, primarily from short-term loans. The Group's net cash outflow from financing activities was RMB312 million in 2004, primarily from repayments of bank loans.

      Pursuant to certain of its finance or operating leases, the Group are required to indemnify the lessors against any withholding or similar taxes that may be imposed on the lessors by taxing authorities in China with regard to payments made under these leases. Pursuant to a regulation issued in 2000 by the State Tax Bureau of China, lease payments made by Chinese airlines to foreign enterprises in respect of lease arrangements entered into prior to 1st September, 1999 are exempt from the payment of any withholding tax. Withholding tax payable in respect of the lease arrangements entered into on or after 1st September, 1999 are charged to the Group's income statement as incurred.

      The Group generally operates with a working capital deficit. As of 31st December, 2002, 2003 and 2004, the Group's current liabilities exceeded its current assets by RMB7,437 million, RMB9,941 million and RMB12,502 million, respectively. The increase in the Group's working capital deficit in 2003 and 2004 was due to increase in short-term bank loans and the portion of long-term bank loans payable within one year. Short-term bank loans outstanding totaled RMB4,527 million, RMB4,632 million and RMB6,189 million as of 31st December, 2002, 2003 and 2004, respectively. Long-term bank loans outstanding totaled RMB6,495 million, RMB11,223 million and RMB10,736 million as of 31st December, 2002, 2003 and 2004, respectively. Long-term loans payable within two years, from three to five years and beyond five years were 5,580 million, RMB3,216 million and RMB1,940 million, respectively, as of 31st December, 2004, as compared to RMB4,689 million, RMB4,164 million and RMB2,370 million, respectively, as of 31st December, 2003 and RMB2,971 million, RMB2,368 million and RMB1,156 million, respectively, as of 31st December, 2002. The total lease obligations outstanding under the Group's finance leases as of 31st December, 2002, 2003 and 2004 were RMB8,184 million, RMB7,101 million and RMB8,662 million, respectively. The Group's lease obligations payable within two years, from three to five years and beyond five years were RMB2,889 million, RMB3,756 million and RMB2,017 million, respectively, as of 31st December, 2004, as compared to RMB2,679 million, RMB4,039 million and RMB383 million, respectively, as of 31st December, 2003 and

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

RMB3,082 million, RMB4,005 million and RMB1,097 million, respectively, as of 31st December, 2002.

      The Group has, and in the future may continue to have, substantial debts. As of 31st December, 2002, 2003 and 2004, the Group's long-term debt to equity ratio was 1.5, 2.3 and 2.2, respectively. The interest expenses associated with these debts might impair the Group's future profitability. The Group expects that cash from operations and bank borrowings will be sufficient to meet its operating cash flow requirements, although events that materially affect its operating results can also have a negative impact on liquidity. The Group has entered into credit facility agreements with Chinese banks to meet its future working capital needs. The Group has arranged, and it believes that it will continue to be able to arrange, short-term bank loans with domestic and foreign-funded banks in China as necessary to meet its working capital requirements. However, the Group's ability to obtain financing may be affected by its financial position and leverage, as well as by prevailing economic conditions and the cost of financing generally. If the Group are unable to obtain financing for a significant portion of its capital requirements, its ability to acquire new aircraft or to expand its operations could be impaired.

CAPITAL EXPENDITURES

      The Group's aircraft orders as of 31st December, 2004 included commitments to acquire 31 aircraft to be delivered in 2005 and 2006. The Group expects its capital expenditures for aircraft and related equipment, including deposits, through 2006 to be in aggregate approximately RMB8,791 million, including RMB6,945 million in 2005 and RMB1,350 million in 2006, in each case subject to contractually stipulated increases or any increase relating to inflation. The Group generally finances its purchase of aircraft through finance leases and bank loans secured by its assets. As of 31st December, 2004, the total value of the Group's mortgaged assets increased by 33.9%, from RMB9,735 million as of 31st December, 2003 to RMB13,033 million as of 31st December, 2004. The total value of the Group's mortgaged assets increased by 197.5%, from RMB3,272 million as of 31st December, 2002 to RMB9,735 million as of 31st December, 2003. Construction of the Group's facilities at the Pudong International Airport and the purchase of maintenance equipment and other property and equipment will continue to require additional capital expenditures in 2005. The Group plans to finance its other capital commitments through a combination of funds generated from operations, existing credit facilities, bank loans, leasing arrangements and other external financing arrangements.

FOREIGN CURRENCY TRANSACTIONS

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

      The Group has debts denominated in U.S. dollars, Japanese yen or Euro in addition to its debts denominated in Renminbi. The Group generates a significant amount of foreign currency revenues, including U.S. dollar, Japanese yen, Euro, Korean won, Hong Kong dollar, Singapore dollar, Australian dollar, and Thailand baht revenues, from ticket sales made in overseas offices. Pursuant to current foreign exchange regulations in China, the Group may retain its foreign currency earnings subject to the approval of SAFE, which are generally sufficient to satisfy its foreign currency liabilities payable within one year. The Group has also designated certain personnel to manage the foreign currency risks through derivative financial products such as forward foreign exchange contracts and interest rate swaps. The Group uses interest rate swaps to reduce risks related to changes in market interest rates. As of 31st December, 2004, the notional amount of the outstanding interest rate swap agreements was approximately US$437 million, compared to US$164 million as of 31st December, 2003 and US$96 million as of 31st December, 2002. These interest rate swap agreements will expire between 2006 and 2013. In addition, the Group uses currency forward contracts to reduce risks related to changes in currency exchange rates in respect of ticket sales and expenses denominated in foreign currencies. As of 31st December, 2004, the notional amount of the outstanding currency forward contracts was approximately US$226 million, compared to US$237 million as of 31st December, 2003. These currency forward contracts will expire between 2006 and 2010.

      Pursuant to International Financial Reporting Standards, the Group's monetary assets and liabilities denominated in foreign currencies are required to be translated into Renminbi at the year end at exchange rates announced by the People's Bank of China. The net exchange gains or losses are recognized and reflected in the income statement for the relevant year. Any fluctuation of the exchange rates between Renminbi and foreign currencies may materially adversely affect the Group's financial condition and results of operations. The exchange rate between Renminbi and Japanese yen or Euro had experienced a significant level of fluctuation over the past three years. The Group had a net exchange loss of RMB32 million in 2004, compared to RMB70 million in 2003 and RMB38 million in 2002.

SUBSEQUENT SIGNIFICANT EVENT

      On 12th May, 2005, the Company, CEA Holding, CEA Northwest and CEA Yunnan entered into an acquisition agreement, pursuant to which the Company has conditionally agreed to acquire from CEA Holding certain assets and liabilities relating to the aviation businesses of CEA Northwest and CEA Yunnan. The proposed acquisition constitutes a very substantial acquisition and a connected transaction of the Company under the Listing Rules. Further details are set out in the Company's announcement dated 12th May, 2005 and its circular dated 19th May, 2005.

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

TRADING AND FINANCIAL PROSPECTS

TRADING PROSPECTS

      As an aviation enterprise that carries public utility functions, the Group and its operations are closely related to the regional and global political and economic development. Therefore, adverse circumstances such as geopolitical risks and outbreak of unexpected events may cause material impact on the Group or the industry as a whole.

      The Company is of the view that in 2004, despite the volatility of oil prices, economic conditions were generally favorable as recovery was considerably strong in most regions and countries. The United States, Euro zone and Japan showed signs of recovery, while developing economies in Asia also experienced considerable growth. The Chinese economy, in particular, has maintained steady growth, and is beginning to assume a more prominent status and importance in the global economy. With accelerating regional economic integration in the global context, bilateral and multi-lateral trade will, as the Directors believe, continue to provide impetus for economic growth. The positive economic development of China following its accession into the World Trade Organisation (WTO) has created business opportunities for many countries. Following the implementation of further measures as a result of WTO-membership, China is expected to participate more extensively in the global economical and technological cooperation and competition. This will, as the Directors further believe, also continue to fuel the regional demand for air transport and maintain its steady growth.

      Chinese consumers nowadays have higher expectation. The vast territory of China houses tourism resources, which will drive the demand for air transport consumption products. As such, the industry has potential. The Group will take advantage of such demand and the traditional holidays and travel seasons by making timely adjustments to the allocation of its transportation capacity, in order to fully enhance its transportation volume and relevant income.

FINANCIAL OUTLOOK

      The Directors believe that China's air passenger and cargo traffic will continue to grow in 2005 and beyond, reflecting a positive outlook for China's economic and trade growth, rising domestic consumption and growth of business and leisure travel. At the same time, industry consolidation as evidenced by the restructuring undertaken by the three major airline groups in China, i.e. Air China, China Southern Airlines, and China Eastern Airlines (i.e. the Company's

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

group), will keep the supply of capacity in a controlled manner. As a result of the expected favourable supply/demand balance, Chinese carriers, including the Group, are believed to have higher passenger load factors in 2005, and if pricing pressure is under control, may experience positive revenue growth in 2005 as the Company expects.

      However, air traffic and revenue growth of the Group, as well as the airline industry in general, could be adversely affected by any exterior demand shocks, such as the SARS outbreak in 2003 and accidents, such as the crash of an aircraft of CEA Yunnan in November 2004. In addition, the healthy supply/demand balance could also be changed by the emergence and growth of low-cost carriers in China.

      With the introduction of the Aircraft, the Company's fleet will be expanded to better meet the above-mentioned demand in the domestic and international aviation markets, as well as to enhance the comfort, safety and on-time performance of its operating aircraft. This, as is expected, will enhance the Company's competitiveness in the global aviation industry in the future.

      The Directors believe that the joining of a large number of Airbus aircraft pursuant to the Aircraft Purchase Agreements will increase the passenger and cargo capacity of the Company. The new Aircraft with more technologically- advanced design are, as expected, able to operate with reduced unit fuel consumption and the optimised maintenance and aviation equipment storage costs. As such, by reducing and controlling the unit cost for each aircraft, the gross profits of unit aircraft and the overall financial performance of the Company are also expected to be improved.

      Fuel cost is nonetheless anticipated to be an important factor in determining the Group's profitability in 2005 and beyond, given fuel is the single largest cost item for the Group. Higher oil prices would likely have a major negative impact on its earnings.

      Due to the high fixed cost nature of the industry, the Group has a high level of indebtedness. As the United States Federal Reserve has been, and is generally forecasted to continue, raising its Federal Funds rate in 2005, the Group is likely to experience an increase in interest expenses, hence a possibly negative impact on its earnings in 2005.

      Please also refer to the matters set out and as contemplated under the paragraph headed "Management discussion and analysis - Subsequent significant event" in this appendix.

MATERIAL ADVERSE CHANGE

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

      Save as disclosed in this circular or otherwise previously announced, the Directors are not aware of any material adverse change in the financial or trading position of the Group since 31st December, 2004 (being the date to which the latest published audited accounts of the Group have been made up).

APPENDIX III                                                 GENERAL INFORMATION

RESPONSIBILITY STATEMENT

      This circular includes particulars given in compliance with the Listing Rules for the purpose of giving information with regard to the Group. The Directors collectively and individually accept full responsibility for the accuracy of the information contained in this circular and confirm, having made all reasonable enquiries, that to the best of their knowledge and belief, there are no other facts not contained in this circular, the omission of which would make any statement herein misleading.

DISCLOSURE OF INTERESTS

DIRECTORS, SUPERVISORS, CHIEF EXECUTIVES AND SENIOR MANAGEMENT

      The interests of the Directors, supervisors, chief executives and senior management in the issued share capital of the Company as at the Latest Practicable Date were set out as follows:

                                   NUMBER AND TYPE OF SHARES HELD AND NATURE OF INTEREST
                                   ----------------------------------------------------------
                                                                              CAPACITY IN WHICH
                                                                                 THE A SHARES
NAME          POSITION               PERSONAL   FAMILY  CORPORATE      TOTAL        WERE HELD
------------  ----------------     ----------   ------  ---------   --------  -----------------
Li Fenghua    Chairman,                     -        -         -           0                -
              Executive Director

Ye Yigan      Non-executive
              Director                      -        -         -           0                -

Cao           Non-executive        2,800 A                           2,800 A       Beneficial
Jianxiong     Director                 shares        -         -      shares            owner
                                     (Note 1)                       (Note 1)

Wan Mingwu    Vice President,               -        -         -           0                -
              Executive Director

Zhong Xiong   Non-executive        2,800 A                           2,800 A       Beneficial
              Director                 shares        -         -      shares            owner
                                     (Note 1)                       (Note 1)

Luo Zhuping   Executive            2,800 A                           2,800 A       Beneficial
              Director,                shares        -         -      shares            owner
              Company                 (Note 1)                       (Note 1)
              secretary

Hu Honggao    Independent
              non-executive                 -        -         -           0                -
              Director

Peter Lok     Independent
              non-executive                 -        -         -           0                -
              Director

Wu Baiwang    Independent
              non-executive                 -        -         -           0                -
              Director

                                     III-1

APPENDIX III                                                 GENERAL INFORMATION

                                       NUMBER AND TYPE OF SHARES HELD AND NATURE OF INTEREST
                                   ----------------------------------------------------------
                                                                              CAPACITY IN WHICH
                                                                                  THE A SHARES
NAME          POSITION              PERSONAL    FAMILY  CORPORATE      TOTAL        WERE HELD
------------  ----------------     ----------   ------  ---------   --------  -----------------
Zhou Ruijin   Independent
              non-executive                -         -         -           0                -
              Director

Xie Rong      Independent
              non-executive                -         -         -           0                -
              Director

Li Wenxin     Chairman of the
              Supervisory                  -         -         -           0                -
               Committee

Ba Shengji    Supervisor           2,800 A                           2,800 A       Beneficial
                                      shares         -         -      shares            owner
                                    (Note 1)                        (Note 1)

Yang Xingen   Supervisor                   -         -         -           0                -

Yang Jie      Supervisor                   -         -         -           0                -

Liu Jiashun   Supervisor                   -         -         -           0                -

Luo Chaogeng  President                    -         -         -           0                -

Wu Jiuhong    Vice President               -         -         -           0                -

Yang Xu       Vice President       1,000 A                           1,000 A       Beneficial
                                      shares         -         -      shares            owner
                                    (Note 2)                        (Note 2)

Zhou Liguo    Vice President               -         -         -           0                -

Zhang         Vice President               -         -         -           0                -
  Jianzhong

Tong Guozhao  Vice President               -         -         -           0                -

Luo Weide     Chief Financial
              Officer                      -         -         -           0                -

      Note 1: representing approximately 0.000933% of the Company's total issued listed A shares, totalling 300,000,000 A shares, as at the Latest Practicable Date

      Note 2: representing approximately 0.000333% of the Company's total issued listed A shares, totalling 300,000,000 A shares, as at the Latest Practicable Date

      Save as disclosed above, as at the Latest Practicable Date, none of the Directors, the Company's supervisors, chief executives or members of senior management of the Company had

                                     III-2

APPENDIX III                                                 GENERAL INFORMATION

any interest or short position in the shares, underlying shares and/or debentures (as the case may be) of the Company and/or any of its associated corporations (within the meaning of Part XV of the SFO) which was required to be
(i) notified to the Company and the Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including any interest and short position which he/she was taken or deemed to have under such provisions of the SFO) or (ii) entered in the register of interests required to be kept by the Company pursuant to section 352 of the SFO or (iii) notified to the Company and the Stock Exchange pursuant to the Model Code for Securities Transactions by Directors of Listed Companies as set out in appendix 10 to the Listing Rules.

      Each of Li Fenghua, Ye Yigan, Cao Jianxiong, Zhong Xiong, Li Wenxin, Ba Shengji and Luo Chaogeng was as at the Latest Practicable Date a director or employee of China Easter Air Holding Company, which, as disclosed below, was a company having, as at the Latest Practicable Date, an interest in the Company's shares required to be disclosed to the Company and the Stock Exchange under the provisions of Divisions 2 and 3 of Part XV of the SFO.

      Save as disclosed, no new director or member of senior management will be joining the Company in connection with the Transaction.

SUBSTANTIAL SHAREHOLDERS

Interests in the Company

      So far as is known to the Directors, as at the Latest Practicable Date, each of the following persons, other than a Director, supervisor, chief executive or member of the Company's senior management, had an interest and/or short position in the Company's shares or underlying shares (as the case may be) which would fall to be disclosed to the Company and the Stock Exchange under the provisions of Divisions 2 and 3 of Part XV of the SFO, or was otherwise interested in 5% or more of any class of the then issued share capital of the
Company:

                                                         INTEREST AS AT THE LATEST PRACTICABLE DATE
                                                 ----------------------------------------------------------
                                                 APPROXIMATE      APPROXIMATE      APPROXIMATE
                                                 PERCENTAGE OF    PERCENTAGE OF    PERCENTAGE OF
                                                 SHAREHOLDING IN  SHAREHOLDING IN  SHAREHOLDING IN
                                                 THE COMPANY'S    THE COMPANY'S    THE COMPANY'S
NAME OF            NATURE OF      NUMBER OF      TOTAL ISSUED     TOTAL ISSUED     TOTAL ISSUED     SHORT
SHAREHOLDER        SHARES HELD    SHARES HELD    SHARE CAPITAL    A SHARES         H SHARES         POSITION
-----------------  -------------  -------------  ---------------  ---------------  ---------------  --------
China Eastern Air  A shares       3,000,000,000            61.64%           90.91%               -        -
Holding Company    (unlisted
                   State-owned
                   legal person
                   shares)

                                     III-3

APPENDIX III                                                 GENERAL INFORMATION

HKSCC Nominees       H shares     1,484,749,163            30.51%               -            94.75%       -
  Limited (Note)

      Note: Based on the information available to the Directors and so far as they are aware, as at the Latest Practicable Date, among the 1,484,749,163 H shares held by HKSCC Nominees Limited, no person had an interest or short position in the Company's shares or underlying shares (as the case may be) which would fall to be and was disclosed to the Company and the Stock Exchange under the provisions of Divisions 2 and 3 of Part XV of the SFO.

      Interests in other members of the Group

      So far as is known to the Directors, as at the Latest Practicable Date, each of the following persons, other than the Company or any of its directors, supervisors, chief executives and members of the senior management, was directly or indirectly interested in 10% or more of the nominal value of any class of share capital carrying rights to vote in all circumstances at general meetings of the relevant subsidiary of the Company:

                             Approximate
                             percentage of
Subsidiary          Name of relevant substantial shareholder shareholding

[CHINESE CHARACTER]               [CHINESE CHARACTER]   49%
(Shanghai Technology            (Singapore Technology Aerospace Limited)
Aerospace Company Limited)

[CHINESE CHARACTER]                      [CHINESE CHARACTER]  45%
(Eastern Airlines (Shantou)     (Shantou Aviation Equipment Group Company)
Economic Development Co., Ltd.)

[CHINESE CHARACTER]  Aircraft Engineering Investment Ltd.   40%
(Shanghai Eastern Aircraft
Maintenance Co., Ltd.)

[CHINESE CHARACTER]            [CHINESE CHARACTER]     30%
(China Cargo Airlines Co., Ltd.)      (China Ocean Shipping (Group) Company)

[CHINESE CHARACTER]          [CHINESE CHARACTER]   30%
(Shanghai Eastern Logistics Co., Ltd.)    (China Ocean Shipping (Group) Company)

                                     III-4

APPENDIX III                                                 GENERAL INFORMATION

[CHINESE CHARACTER]       [CHINESE CHARACTER]       23.89%
(China Eastern Airlines   (Jiangsu Provincial Guoxin Asset Management
Jiangsu Co., Ltd.)  Group Co., Ltd.)

      Save as disclosed above and so far as is known to the Directors, as at the Latest Practicable Date, no other person (other than the Directors, the Company's supervisors, chief executives or members of senior management of the Company) had an interest or short position in the Company's shares or underlying shares (as the case may be) which would fall to be disclosed to the Company and the Stock Exchange under the provisions of Divisions 2 and 3 of Part XV of the SFO, or was directly or indirectly interested in 10% or more of the nominal value of any class of share capital carrying rights to vote in all circumstances at general meetings of any other member of the Group.

      MISCELLANEOUS

      Company's officers

      Mr. Luo Zhuping, who is a holder of a Master's degree in global economics, is a Director and the secretary of the Company.

      Mr. Luo Weide, the Company's Chief Financial Officer having a professional accounting qualification recognised in the People's Republic of China, is the qualified accountant of the Company appointed pursuant to Rule 3.24 of the Listing Rules. Since Mr. Luo does not possess the professional qualification normally required under Rule 3.24 of the Listing Rules, the Company has applied for, and the Stock Exchange has granted, a conditional waiver from strict compliance with that rule for a period of three years commencing on 28th January, 2005. Details of the waiver are disclosed in the Company's announcement dated 1st February, 2005.

      Service contracts

      As at the Latest Practicable Date, none of the Directors or proposed directors of the Company had any existing or proposed service contract with any member of the Group (excluding contracts expiring or terminable by the employer within a year without payment of any compensation (other than statutory compensation)).

      Competing interests

      As at the Latest Practicable Date, none of the Directors or, so far as is known to them, any of their respective associates (as defined in the Listing Rules) was interested in any business (apart from the Group's business) which competes or is likely to compete either directly or indirectly with

                                     III-5

APPENDIX III                                                 GENERAL INFORMATION

the Group's business (as would be required to be disclosed under Rule 8.10 of the Listing Rules if each of them were a controlling shareholder).

      Interests in the Group's assets or contracts or arrangements significant to the Group

      As at the Latest Practicable Date, none of the Directors, supervisors, proposed directors or proposed supervisors of the Company had any interest in any assets which have been, since 31st December, 2004 (being the date to which the latest published audited accounts of the Company were made up), acquired or disposed of by or leased to any member of the Group, or are proposed to be acquired or disposed of by or leased to any member of the Group.

      As at the Latest Practicable Date, none of the Directors or supervisors of the Company was materially interested in any contract or arrangement, subsisting at the date of this circular, which is significant in relation to the business of the Group.

      Litigation

      As at the Latest Practicable Date, the Directors were not aware of any litigation or claim of material importance pending or threatened against any member of the Group.

      Material contracts

      As mentioned in the paragraph headed "Management discussion and analysis - Subsequent significant event" in appendix II to this circular, on 12th May, 2005, the Company, CEA Holding, CEA Northwest and CEA Yunnan entered into an acquisition agreement, pursuant to which the Company has conditionally agreed to acquire from CEA Holding certain assets and liabilities relating to the aviation businesses of CEA Northwest and CEA Yunnan. The proposed acquisition constitutes a very substantial acquisition and a connected transaction of the Company under the Listing Rules. Further details are set out in the Company's announcement dated 12th May, 2005 and its circular dated 19th May, 2005.

      Save as already disclosed or otherwise previously announced, no material contract (not being contract entered into in the ordinary course of business) has been entered into by any member of the Group within the two years immediately preceding the issue of this circular.

      Documents for inspection

      Copies of the following documents are available for inspection during normal business hours at the Company's principal place of business in Hong Kong at 5th Floor, McDonald's Building, 48

                                     III-6

APPENDIX III                                                 GENERAL INFORMATION

Yee Wo Street, Hong Kong for a period of 14 days (excluding Saturdays) from the date of this circular:

(i)   the articles of association of the Company;

(ii)  the Company's 2002, 2003 and 2004 annual reports;

(iii) the acquisition agreement dated 12th May, 2005 entered into among the Company, CEA Holding, CEA Northwest and CEA Yunnan as referred to in the paragraph headed "Miscellaneous - Material contracts" in this appendix; and

(iv) each of the discloseable transaction circulars dated 13th January, 2005 and 7th April, 2005, respectively, issued by the Company.

                                     III-7